EXHIBIT 10.40

                                 LEASE AGREEMENT

         This LEASE AGREEMENT (this "Lease") is made and entered into as of this 9th day of August, 2002 by and between OLP BROOKLYN PAVILION LLC, a Delaware limited liability company having an address at Suite 303, 60 Cutter Mill Road, Great Neck, New York 11021 ("Landlord"), and PRITCHARD SQUARE CINEMA LLC, a New York limited liability company having an address at c/o Screen Arts Corporation, 188 Prospect Park West, Brooklyn, New York 11215 ("Tenant").

                              W I T N E S S E T H :

         WHEREAS, pursuant to a sale leaseback transaction, Landlord has this date acquired that certain parcel(s) of land (the "Land"), such Land being improved by a 31,120 square foot (above grade), three-story movie theater and cafe, together with all other buildings and other improvements now or hereafter located thereon, all commonly known as the Pavilion Theater, 188 Prospect Park West, Brooklyn, New York and more particularly described on EXHIBIT A attached hereto and made a part hereof (such Land, buildings and improvements, together with all easements and appurtenances relating thereto, being collectively referred to herein as the "Demised Premises"); and

         WHEREAS, as a condition to Landlord's acquisition of the Demised Premises and of Tenant's disposition of the Demised Premises, Landlord now desires to lease the Demised Premises to Tenant and Tenant now desires to lease the Demised Premises from Landlord all upon the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the mutual premises herein set forth, the sufficiency of which being hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE 1

                              TERMS AND DEFINITIONS

          For purposes of this Lease, the following terms shall have the following meanings:

"Broker":                          None.

"Building":                        Those  certain  buildings  now  or  hereafter
                                   located on and  forming a part of the Demised
                                   Premises, which Landlord shall own, together with all appurtenances thereto.

"Lease Commencement Date":         Shall be the date hereof.

"Lease Term":                      A period  of time  commencing  on the
                                   Lease  Commencement  Date and  ending on July
                                   31, 2022, subject to extension as provided herein (Article 3).




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"Minimum Annual Rent":             Minimum  Annual Rent per annum for the
                                   Demised  Premises shall be as follows
                                   (Article 4):

                LEASE YEAR    MINIMUM ANNUAL RENT          MONTHLY RENT

         Lease Years 1-2             $1,140,000.00           $95,000.00
         Lease Year 3                $1,168,500.00           $97,375.00
         Lease Year 4                $1,197,712.50           $99,809.38
         Lease Year 5                $1,227,655.31          $102,304.61
         Lease Year 6                $1,258,346.70          $104,862.22
         Lease Year 7                $1,289,805.36          $107,483.78
         Lease Year 8                $1,322,050.50          $110,170.87
         Lease Year 9                $1,355,101.76          $112,925.15
         Lease Year 10               $1,388,979.30          $115,748.28
         Lease Year 11               $1,423,703.79          $118,641.98
         Lease Year 12               $1,459,296.38          $121,608.03
         Lease Year 13               $1,495,778.79          $124,648.23
         Lease Year 14               $1,533,173.26          $127,764.44
         Lease Year 15               $1,571,502.59          $130,958.55
         Lease Year 16               $1,610,790.16          $134,232.51
         Lease Year 17               $1,651,059.91          $137,588.33
         Lease Year 18               $1,692,336.41          $141,028.03
         Lease Year 19               $1,734,644.82          $144,553.73
         Lease Year 20               $1,778,010.94          $148,167.58

"Rent Commencement
 Date":                             Shall be the date hereof.

"Security Deposit":                 Initially $209,947.50, subject to increase
                                    as provided in Article 5.

Address for Notices
(Section 21.15):

                  To Landlord:              OLP Brooklyn Pavilion LLC
                                            60 Cutter Mill Road
                                            Suite 303
                                            Great Neck, New York 11021
                                            Attention Jeffrey Fishman, President

                  With a copy to:           Mark H. Lundy
                                            Vice President
                                            60 Cutter Mill Road
                                            Suite 303
                                            Great Neck, New York 11021


                  To Tenant:                Pritchard Square Cinema LLC
                                               and Norman Adie


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                                            c/o Screen Arts Corporation
                                            188 Prospect Park West
                                            Brooklyn, New York 11215
                                            Attention: Norman Adie

                  With a copy to:           Nicholas T. Donovan, Esq.
                                            Donovan & Giannuzzi
                                            405 Park Avenue, Suite 1104
                                            New York, New York 10022

                                   ARTICLE 2

                                DEMISED PREMISES

     2.1 THE BUILDING AND THE LAND. Upon and subject to the terms, covenants and conditions hereinafter set forth, Landlord hereby leases and demises to Tenant and Tenant hereby hires from Landlord the Demised Premises. Notwithstanding anything herein to the contrary, and in addition to Landlord's rights pursuant to Article 10 below, Landlord retains the right to place additional advertisements and/or additional billboards (collectively, "Landlord's Additional Property") on such exterior portions of the Demised Premises as Landlord shall determine provided that same (i) complies with applicable law,
(ii) does not interfere in any material respect with the permitted operations of Tenant at the Demised Premises (as mutually determined by Landlord and Tenant in their reasonable discretion) and (iii) does not interfere in any material respect with Tenant's then-existing permitted signage, if any (as mutually determined by Landlord and Tenant in their reasonable discretion). If Landlord determines to add Landlord's Additional Property to such exterior portions of the Demised Premises: (i) Tenant shall afford Landlord, any tenant or licensee of Landlord's Additional Property, and any contractor, agent, employee or representative of either, access to the Demised Premises at reasonable times and upon reasonable notice to Tenant (in either case except in the event of emergency) to construct Landlord's Additional Property and to maintain, alter, demolish and/or replace same, (ii) provided no default by Tenant exists under this Lease beyond applicable notice and/or cure periods, Landlord and Tenant shall share equally in all rental and other income derived from Landlord's Additional Property (net of the reasonable out-of-pocket costs of constructing, maintaining and/or providing utility services to same), (iii) Landlord's Additional Property shall be separately metered (or submetered) for utilities used thereby, and (iv) Landlord's Additional Property shall be constructed and maintained at the expense of either (X) Landlord and Tenant sharing equally in the costs of such construction and maintenance or (Y) the tenant/licensee of such Landlord's Additional Property (except solely for such repairs as may be necessitated due to an act or omission of Tenant, its invitees, patrons, employees, agents, contractors or representatives, which shall be Tenant's sole responsibility). In the event Landlord determines to add Landlord's Additional Property to such exterior portions of the Demised Premises, then in connection therewith, Landlord (a) shall exercise reasonable efforts to minimize any inconvenience to Tenant or interference with Tenant's use of the Demised Premises, its business operations therein, its means of ingress thereto and egress therefrom and/or Tenant's signage, (b) shall carry out any related installations, repairs, alterations and other work reasonably promptly and diligently and (c) shall make reasonable efforts to schedule such work in a


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manner, and in such locations,  as to create the least practicable  interference with Tenant and/or Tenant's use of the Demised Premises, business operations, ingress and egress and/or signage and other installations. Notwithstanding the foregoing, Tenant retains the right to install telecommunication antennas, satellites and other telecommunications and related equipment on the roof and in other parts of the Demised Premises (and to receive all rental and other income derived therefrom), provided same are installed in compliance with applicable law and the requirements of this Lease.

     2.2 CONDITION OF THE PREMISES. Tenant expressly understands and agrees and acknowledges that Landlord would not have entered this Lease or acquired the Demised Premises without the express provisions of this Paragraph 2.2. It is understood that the Demised Premises and all improvements and fixtures (including, without limitation, the Building) shall be delivered "AS IS" in their present condition and with all faults, whether latent or patent, foreseeable or unforeseeable. Landlord shall not be liable for any latent or patent defects in the Demised Premises, except any defects created after the date hereof due solely to an act of Landlord, Landlord's employees, agents or contractors. Tenant acknowledges that neither Landlord nor any of its representatives, employees, officers, directors, shareholders, trustees, members, partners, counsel or agents has made any representations or warranties as to the physical condition, state of repair, tenancy, income, expenses or operation of the Demised Premises. Tenant acknowledges that it has not relied on any representations, warranties or "broker set-ups" in its decision to lease the Demised Premises in accordance with the terms hereof and also acknowledges that Tenant is intimately familiar with the Demised Premises due to its previous ownership and occupancy of same.

     In particular, except as herein specifically set forth, Landlord is unwilling to make any representations or warranties in respect of (i) the physical condition of the Demised Premises (including, without limitation, in respect of the presence, non-presence or condition of hazardous, toxic or other environmentally sensitive materials or substances), (ii) the compliance or non-compliance of the Demised Premises with applicable laws (including, without limitation, those relating to the protection of the environment or the safety of employees or workers), (iii) the revenues, income or expenses of the Demised Premises, (iv) the adequacy or inadequacy of the utilities, if any, provided to the Demised Premises, (v) the zoning of the Demised Premises or (vi) any other matter concerning the Demised Premises. Tenant acknowledges the foregoing and warrants and represents that it (or its principal officers if Tenant shall be an entity) has had sufficient time and opportunity to inspect the Demised Premises and other matters deemed important to Tenant, that it (or its principal officers if Tenant shall be an entity) is experienced in owning real property similar to the Demised Premises, that it is represented by advisors and counsel of its choosing and that Tenant is intimately familiar with the Demised Premises due to its previous ownership of same.

                                   ARTICLE 3

                                   LEASE TERM

     3.1 TERM. The terms and provisions of this Lease shall be effective as of the Lease Commencement Date. The Lease Term shall commence on the Lease Commencement Date and shall terminate on the last day of the Lease Term, unless this Lease is properly and timely extended as provided below or shall sooner


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

terminate as hereinafter provided. For purposes of this Lease, a "Lease Year" shall mean any consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and shall end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year of the Lease Term shall end on the last day of the Lease Term.

     3.2 OPTIONS TO EXTEND LEASE TERM.

     3.2.1 Provided that the Tenant shall keep, observe and perform all of the terms, covenants and conditions of this Lease on Tenant's part to be kept, observed and performed, and provided further, that at the time of the exercise of any option granted pursuant to this Section 3.2, or the commencement of any extension term, Tenant shall not be in default of any of the terms, covenants and conditions of this Lease after any applicable notice and/or cure periods, Tenant may extend the Lease Term for two (2) additional successive ten (10) year periods. Tenant may exercise each option to extend the Lease Term only by giving written notice to Landlord not less than one hundred eighty (180) days and not more than two hundred forty (240) days prior to the expiration of the original Lease Term or the applicable option period, as the case may be.

     3.2.2 Should Tenant properly and timely exercise any option to extend the Lease Term granted hereunder, the Tenant's use and occupation of the Demised Premises shall, during each extended Lease Term, be upon the same terms, covenants and conditions contained herein, except that Tenant shall be required to pay Minimum Annual Rent in the amounts set forth in Section 3.2.4 below.

     3.2.3 In the event that Tenant fails to timely and properly exercise any option to extend the Lease Term as described herein, then Tenant shall be deemed to have irrevocably waived and forfeited any and all rights to extend the Lease Term, and the provisions of this Section 3.2 shall, at such time, be automatically deemed null and void, of no further force and effect, and shall be deemed deleted from this Lease.

     3.2.4 If Tenant properly and timely exercises each option to extend the Lease Term, then in addition to all other obligations and covenants of Tenant contained in this Lease, Tenant shall pay Minimum Annual Rent during each extended term in the following amounts:

               FIRST OPTION    MINIMUM ANNUAL RENT     MONTHLY RENT

         Lease Year 21              $1,822,461.21          $151,871.77
         Lease Year 22              $1,868,022.74          $155,668.56
         Lease Year 23              $1,914,723.31          $159,560.28
         Lease Year 24              $1,962,591.39          $163,549.28
         Lease Year 25              $2,011,656.18          $167,638.01
         Lease Year 26              $2,061,947.58          $171,828.97
         Lease Year 27              $2,113,496.27          $176,124.69
         Lease Year 28              $2,166,333.68          $180,527.81
         Lease Year 29              $2,220,492.02          $185,041.00


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

         Lease Year 30              $2,276,004.32          $189,667.03

              SECOND OPTION    MINIMUM ANNUAL RENT     MONTHLY RENT

         Lease Year 31              $2,332,904.43          $194,408.70
         Lease Year 32              $2,391,227.04          $199,268.92
         Lease Year 33              $2,451,007.72          $204,250.64
         Lease Year 34              $2,512,282.91          $209,356.91
         Lease Year 35              $2,575,089.98          $214,590.83
         Lease Year 36              $2,639,467.23          $219,955.60
         Lease Year 37              $2,705,453.91          $225,454.49
         Lease Year 38              $2,773,090.26          $231,090.85
         Lease Year 39              $2,842,417.52          $236,868.13
         Lease Year 40              $2,913,477.95          $242,789.83


Any and all Additional Rent that becomes due and payable during any extension of the Lease Term shall continue to be paid in addition to the Minimum Annual Rent as calculated herein during any extended Lease Term, as well as any other sums that become due and payable in accordance with the terms hereof.

                                   ARTICLE 4

                            RENTAL AND OTHER PAYMENTS

     4.1 MINIMUM ANNUAL RENT. Tenant agrees to pay the Minimum Annual Rent to Landlord at Landlord's address set forth herein, or such other place as Landlord may from time to time designate and at the times and in the manner herein provided. Commencing on the Rent Commencement Date, Minimum Annual Rent shall be payable by Tenant to Landlord in advance in twelve (12) equal monthly installments on the first day of each calendar month, without demand, notice, abatement or offset whatsoever, provided that if rental payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month, or if any rental payment is for a period which is shorter than one month, then the Minimum Annual Rent for such fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month (or to the end of the Lease Term, if applicable) at a rate per day which is equal to 1/360 of the Minimum Annual Rent then in effect. If the last Lease Year contains more than twelve (l2) calendar months, then the Minimum Annual Rent for the extra time period shall be prorated based upon the Minimum Annual Rent for the last Lease Year. All other payments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Minimum Annual Rent shall be paid in the amounts set forth in Article 1 above for each Lease Year during the initial Lease Term or such amounts as are calculated pursuant to Section 3.2.4 above for any option term.

     4.2 NET LEASE. The parties acknowledge and agree that this Lease is and is intended to be a triple net, "bondable" lease and the parties hereto intend that


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Landlord shall receive all Minimum  Annual Rent and all Additional  Rent and all
other sums payable hereunder free and clear of any and all liability or responsibility of Landlord for impositions, taxes, liens, charges or expenses, offsets, or similar deductions of any nature whatsoever. Tenant shall pay all items of expenses and damage that are attributable to Tenant and/or its use and/or possession of the Demised Premises and which, except for the execution of this Lease, would have been chargeable against the Demised Premised and payable by the Landlord. Since this Lease is a triple net "bondable" lease, Tenant
agrees  to  promptly  reimburse   Landlord  for  all  reasonable   out-of-pocket
attorneys',   accountants',   and   appraisers'   fees  and   their   respective
disbursements reasonably incurred by Landlord in connection with this Lease, including, without limitation, reviewing, approving and/or consenting to any loan documents if and to the extent such loan documents are proposed by Tenant and reviewing, approving and consenting to any sublease or other Transfer documents, excluding, however all attorneys' fees incurred in the negotiation and preparation of this Lease through the date hereof, but including amendments hereto or requests for consents hereunder, if any (except to the extent that such amendments or consents are requested by Landlord). Tenant understands and agrees that Landlord is to have no obligation whatsoever under this Lease or otherwise in respect of the repair, operation, maintenance and/or replacement of the Demised Premises or for the quality or compliance with applicable law of its construction (or in either case, the lack thereof) with all such obligations being the sole responsibility of the Tenant, at Tenant's sole cost and expense, except as otherwise provided in this Lease with respect to Landlord's Additional Property.

     4.3 ADDITIONAL RENT. A. Tenant shall pay or cause to be paid to Landlord, commencing on the date hereof and thereafter on the first day of each month during the Lease Term (as same may be extended), such amounts as Landlord from time to time estimates as reasonably necessary to create and maintain a reserve fund to be held by Landlord (or its lenders or ground lessors), without interest, from which to pay all impositions of any kind whatsoever due against the Demised Premises one month prior to the date same become due without interest or penalty (including without limitation all real estate taxes, assessments, liens and charges on or against the Demised Premises or any part thereof or relating in any way to the operations at the Demised Premises), all frontage assessments and charges and all premiums for insurance required to be maintained by Tenant under this Lease including without limitation the property, liability and life insurance herein referenced (collectively, "Impositions"). In the event of any default under the terms of this Lease, any part or all of such reserve fund may be applied in such fashion as Landlord may determine and Landlord shall be entitled to refuse to disburse such deposits following any such default. If one month prior to the due date of any such Impositions the amount then on deposit therefor shall be insufficient for the payment of such obligation in full, Tenant, within five (5) days after written notice from Landlord, shall deposit the amount of the deficiency with Landlord. Until expended or applied as above provided, any amounts in the reserve fund pursuant to this Section 4.3 (and all amounts held by or for Landlord relating to insurance or condemnation proceeds) shall constitute additional security for the payment and satisfaction of all of Tenant's obligations hereunder. The reserve fund (including all amounts held by or for Landlord relating to insurance or condemnation proceeds) shall not constitute a trust fund and may be commingled with other monies held by Landlord. No earnings or interest on the reserve fund (or on any amounts held by or for Landlord relating to insurance or condemnation proceeds) shall be payable to Tenant. Provided no default under the terms of this Lease then exists, Landlord shall apply the amounts in the reserve fund to the payment of such Impositions as and when same become due and payable if and to the extent sufficient funds for same are then available.

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     B. Intentionally omitted.

     C. Any and all sums due under this Lease from Tenant to Landlord (other than the Minimum Annual Rent) shall be deemed "Additional Rent" hereunder. A failure to pay Additional Rent shall have the same effect and shall be treated identically to a failure to pay Minimum Annual Rent, as all such sums are hereby considered "rent".

     D. Except as otherwise specifically noted in A above, Tenant will pay or cause to be paid when due and payable all real estate taxes, sales taxes, rent taxes, assessments (including, but not limited to, all assessments for public improvements or benefits and any payable in installments shall nonetheless be paid at once), liens, water and sewer rates, common area maintenance charges, charges or expenses due under any Restrictions (hereafter defined), vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Demised Premises, charges for public or private utilities, license permit fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, ordinary and extraordinary, unforeseen as well as foreseen, which at any time may be assessed, levied, confirmed, imposed or which may become a lien upon the Demised Premises or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, income or profits thereof (excluding Landlord's income taxes), or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise taxes or as income taxes (but excluding Landlord's income taxes), and all taxes, assessments or charges which may be levied on this Lease, or the interest thereon. Tenant will deliver to Landlord, upon request, copies of official receipts or other satisfactory proof evidencing such payments. Tenant may contest the amount of real estate taxes payable to the extent that Tenant, in its commercially reasonable judgment, shall consider it prudent to do so provided that same does not expose Landlord to any criminal or civil liability, penalty or sanction, and further provided that under no circumstances shall Tenant have the right to withhold any payments to be made to or on behalf of Landlord hereunder nor shall Landlord have any obligation to withhold the payment of any real estate taxes levied or assessed. Landlord shall cooperate with Tenant, at Tenant's sole cost and expense, in any such proceedings, and Landlord shall execute all applications, affidavits and other supporting documentation reasonably requested by Tenant in connection therewith.

                                   ARTICLE 5

                                SECURITY DEPOSIT

     Simultaneously with Tenant's execution of this Lease, Tenant shall deposit with Landlord the sum of $209,947.50 (which sum is equal to two months Minimum Annual Rent at the current rate plus six months current real estate taxes assessed against the Premises), which shall be held by Landlord as security (the "Security Deposit") for Tenant's performance of all of its obligations under this Lease. From time to time during the Lease Term, promptly upon demand from Landlord, Tenant shall deposit additional amounts with Landlord such that the Security Deposit held by Landlord hereunder shall at all times be equal to the sum of two months then-current Minimum Annual Rent and six months then-current real estate taxes assessed against the Premises. If Tenant defaults in respect of any of the terms, provisions and conditions of this Lease beyond applicable


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notice  and/or cure periods,  including,  but not limited to, the payment of any installment of Minimum Annual Rent and/or Additional Rent, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any such installment and/or any other sum as to which Tenant is in default or for any reasonable sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants, and conditions of this Lease, including but not limited to, any damages or deficiency in the re-letting of the Demised Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord, whereupon Tenant shall promptly deposit such sums with Landlord sufficient to restore the Security Deposit to the amount required hereunder. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, then the Security Deposit (less the fee due to Landlord, as set forth below) shall be returned to Tenant within thirty (30) days after the expiration of the Lease Term and after delivery of possession of the Demised Premises to Landlord as required by this Lease. In the event of a sale of the Demised Premises, Landlord shall have the right to transfer the security to the transferee, and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit, and Tenant agrees to look solely to the new Landlord for the return of said Security Deposit. The provisions hereof shall apply to each and every
transfer   or   assignment   made   of   the   Security   Deposit   to   a   new
Landlord/transferee. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

                                   ARTICLE 6

                                       USE

     6.1 Subject to Tenant's compliance with Legal Requirements and the Restrictions (both as hereafter defined) and subject to the rights of Tenant pursuant to Section 11.5 below, Tenant shall use the Demised Premises solely as a "first run" movie theatre (including (i) the incidental sale of candy, soft drinks, popcorn, nuts, ice cream and such other concession and refreshment items as are customarily sold in "first run" movie theatres, (ii) the incidental rental or sale of toys, video tapes, recordings, tapes, and posters and novelties sold in connection with other activities as are usual and customary from time to time for "first run" movie theatres and (iii) the ancillary installation of coin-operated food and beverage vending machines, electronic game machines and amusement devices for its customers' enjoyment). Tenant agrees not to cause or allow a nuisance to others in respect of the operations of the Demised Premises. Tenant agrees not to show pornographic or other motion pictures commonly known and referred to as "XXX" rated films.

     6.2 OPERATION OF BUSINESS. Except during periods of renovation or alteration as permitted hereunder and except as Tenant, in its commercially reasonable discretion, shall close Tenant's business when reasonably necessary due to fire or other casualty or force majeure causes (provided that Tenant shall exercise reasonable efforts to re-open for business as soon as reasonably practicable thereafter), and subject to compliance with Legal Requirements and the Restrictions, Tenant shall continuously operate the Demised Premises for at least such hours of operation as are customary for "first run" movie theatres in the metropolitan area in which the Demised Premises is located.

                                    ARTICLE 7

                             SERVICES AND UTILITIES

     7.1 OBTAINING UTILITIES. Tenant agrees, at its sole cost and expense, to arrange for, and pay for, the hooking up of, and the connection to, all requisite utilities to the Demised Premises, including meters, and to directly pay for the use of all such utilities. In the event that any utilities are billed directly to Landlord, whether sub-metered or otherwise, then and in that event Tenant shall pay to Landlord immediately upon demand all of such expenses. Tenant acknowledges that Landlord shall have no responsibility or liability to Tenant whatsoever for the provision or supply of utilities to the Demised
Premises, or for the cost of any such utilities, all of same being the sole responsibility of Tenant.

     7.2 INTERRUPTION OF SERVICES AND UTILITIES. Landlord shall not be liable for, and Tenant shall not be entitled to any reduction of the Minimum Annual Rent or of the Additional Rent on account of Tenant's failure to receive any utility service on account of accident, breakage, when such failure is caused by acts of God, war, repairs, strikes, lockouts or other labor disturbances or disputes, unavailability of materials or labor, or by any other cause whatsoever, or by rationing or restrictions on the use of said services and utilities due to energy shortages, war or any other reason, or the making of repairs, alterations or improvements to the Demised Premises or Building. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish or receive any of the foregoing services or utilities, and Tenant shall not be relieved of its obligation to pay the full Minimum Annual Rent or any Additional Rent by reason thereof.

                                   ARTICLE 8

                             INDEMNITY AND INSURANCE

     8.1 INDEMNIFICATION. Landlord shall not be liable for and Tenant hereby relinquishes any claims against Landlord (and the lessor or lessors under all ground or underlying leases and the holder of any mortgage or deed of trust encumbering Landlord's interest in the Demised Premises and all of their shareholders, members, partners, officers, directors, trustees, employees, agents or representatives (collectively, "Landlord's Affiliates")) for damage to any property, illness or death of any person in, upon, or about the Demised Premises arising at any time and from any cause whatsoever other than damages proximately and solely caused by reason of the willful misconduct or gross negligence of Landlord or its authorized agents, contractors or employees. Tenant shall indemnify, defend, and protect Landlord and Landlord's Affiliates, and hold Landlord and Landlord's Affiliates harmless from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) (hereinafter collectively referred to as "Claims") incurred in connection with or arising from any cause in, on or about the Demised Premises (excluding, however, Claims arising proximately and solely by reason of the willful misconduct or gross negligence of Landlord or its authorized agents, contractors or employees), including, without limiting the generality of the foregoing: (i) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed, (ii) the use or occupancy of the Demised Premises by any party, (iii) the condition of the Demised Premises or any occurrence or happening in the Demised Premises from any cause whatsoever or
(iv) any acts, omissions or negligence of any party in, on or about the Demised Premises or the Land, either prior to or during the Lease Term or any Extended Terms, including, without limitation, any acts, omissions or negligence in the making or performance of any alterations. Tenant further agrees to indemnify and save harmless Landlord and Landlord's Affiliates, from and against any and all Claims incurred in connection with or arising from any claims by any persons by reason of injury to persons or damage to property occasioned by any use, occupancy, condition, occurrence, happening, act, omission or negligence referred to in the preceding sentence or otherwise at, on or about the Demised Premises (provided such Claims do not arise solely as a result of the willful misconduct or gross negligence of Landlord or its authorized agents or employees). The provisions of this Section 8.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination. Landlord shall have the right to undertake, control and conduct, through counsel of its own choosing and at the sole cost and expense of Tenant, the conduct and settlement of any Claim giving rise to indemnification hereunder, and the Tenant shall cooperate with the Landlord in connection therewith.

     8.2 FIRE AND CASUALTY. Tenant shall maintain, at its sole cost and expense,
(a) insurance with respect to all of the Demised Premises (including the Building, all other improvements now or hereafter located on any portion of the Demised Premises and Tenant's personal property and equipment) against loss or damage by perils customarily included under standard "all-risk" policies (at a minimum, such policy shall cover the perils insured under the ISO special causes of loss form CP1030), in amounts sufficient to prevent Tenant or Landlord from becoming a co-insurer of any partial loss under the applicable policies and with an actual replacement value endorsement. Tenant shall also maintain, at its sole cost and expense, separate (or as part of the property insurance referred to above) (a) explosion insurance in respect of any steam and pressure boilers and similar apparatus located in the Demised Premises in such amounts as are usually carried by persons operating similar commercial properties in the same general locality, but in any event in an amount not less than $10,000,000, (b) flood and/or earthquake hazard insurance (if such insurance is typically required to be carried on similar commercial properties in the New York metropolitan area as determined by Landlord in its reasonably discretion), (c) worker's compensation insurance to the full extent required by applicable law for all employees of Tenant engaged in any work on or about the Demised Premises and employer's liability insurance with a limit of not less than $1,000,000 for each occurrence or any statutory minimum, whichever is higher, (d) business interruption insurance in an amount equal to the loss of gross earnings and rental value for a period of at least 24 months due to loss or damage resulting from any of the risks referred to in the clauses (a) through (d), which business interruption insurance may be subject to a deductible (or an exclusion) not exceeding the first five days following each loss, (e) to the extent not already provided for the direct benefit of Landlord pursuant to (d) above, rental interruption insurance in an amount equal to the Minimum Annual Rent and the Additional Rent for a period of at least 24 months due to loss or damage resulting from any of the risks referred to in the clauses (a) through (d), which rental interruption insurance may be subject to a deductible (or an exclusion) not exceeding the first five days following each loss and (f) all-risk builders' risk insurance with respect to the Demised Premises during any period in which there is any construction occurring at the Demised Premises, against loss or damage by fire and such other risks, including vandalism, malicious mischief and sprinkler leakage, as are included in so-called "extended coverage" clauses at the time available with respect to similar commercial property, in an amount not less than the value of the alterations and/or additions made to the Demised Premises when the work is not insured under Tenant's property insurance.

     8.3 TENANT INSURANCE. Tenant shall obtain and maintain throughout the Lease Term, at its sole cost and expense, a policy or policies of standard fire, extended coverage and special extended coverage insurance ("All Risks"), including a vandalism and malicious mischief endorsement and sprinkler leakage coverage in an amount equal to the full replacement value new without deduction for depreciation of all fixtures, furniture and leasehold improvements installed in the Building and all alterations and additions thereto, and replacement cost insurance on all plate or tempered glass in or enclosing the Demised Premises.

     8.4 LIABILITY INSURANCE. Tenant shall obtain and maintain throughout the Lease Term, an at its sole cost and expense, comprehensive general liability insurance, including public liability and property damage insurance in the amount of no less than Ten Million Dollars ($10,000,000) per occurrence for personal injuries or deaths of persons occurring in or about the Demised Premises including a Broad Form Comprehensive General Liability endorsement covering the insuring provisions of this Lease and the performance of Tenant of the indemnity agreements set forth in Section 8.1 hereof.

     8.5 ADDITIONAL INSURANCE. Tenant shall carry and maintain during the Lease Term, at its sole cost and expense, such other types of insurance coverage and in such amounts covering the Demised Premises and Tenant's operations therein, as may be requested by Landlord or Landlord's lender on the Demised Premises so long as such other insurance is customarily required to be carried on similar commercial properties in the New York metropolitan area by Institutional Lenders (being defined for this purpose as a bank, thrift, savings and loan, insurance company, credit company, credit union, pension fund, real estate investment trust, "conduit" or "securitized" lender and any affiliate of any of the foregoing and any other entity that makes or intends on making in excess of six
(6) loans in the then-current calendar year).

     8.6 FORM OF POLICIES. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) (with respect to the property and liability insurance required to be maintained by Tenant hereunder), name Landlord and Landlord's lender(s) and ground lessor(s) as additional named insureds as their respective interests may appear, including without limitation one or more loss payee endorsements on the property insurance in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Demised Premises or the ground or underlying lessors of the Land, or any portion thereof (except with respect to Tenant's business interruption insurance provided in Tenant's property insurance), (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 8.1 of this Lease, (iii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State in which the Demises Premises is located, (iv) be primary insurance as to all claims thereunder and that any insurance carried by Landlord is excess and non-contributing with any insurance requirement of Tenant, (v) provide that said insurance shall not be cancelled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any lender or ground lessor of Landlord's, (vi) contain in the liability insurance policy a cross liability endorsement or severability of interest clause acceptable to Landlord and (vii) shall not have a deductible in excess of $25,000. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. Tenant shall, at Tenant's sole cost and expense, comply with all insurance company requirements pertaining to the Demised Premises. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Landlord shall be entitled to increase any or all of the minimum insurance coverages provided for in this Lease to such higher amounts as Landlord shall deem, in its good faith determination, to be appropriate, provided such higher amounts are typically required to be carried on similar commercial properties in the New York metropolitan area. Tenant shall have the right to provide insurance coverage for which it is obligated pursuant to Article 8 in a blanket policy, provided such blanket policy expressly affords coverage in the Demised Premises and to Landlord as required herein and that such coverage shall be property specific and shall not be limited in amount by claims at other properties under such blanket insurance policy.

     8.7 SUBROGATION. Tenant and Landlord each agrees to have its respective insurance company(ies) issuing property damage insurance waive any rights of subrogation that such company(ies) may have against Landlord or Tenant, as applicable.

     8.8 DELIVERY OF POLICIES, ETC. Tenant will deliver, or cause to be delivered, to Landlord, no later than 30 days prior to the expiration of any policy, a binder or certificate of the insurer evidencing the replacement thereof and not later than 15 days prior to the expiration of such policy, (a) at the written request of Landlord, the original or true copies of all policies evidencing all insurance required to be maintained under this Article 8 together with certificates of insurance and a letter from an insurance broker or agent satisfactory to Landlord to the effect that the insurance policies maintained by Tenant comply with the terms of this Lease, and (b) at the written request of Landlord, evidence as to the payment of all premiums due thereon (with respect to public liability insurance policies, all installments for the current year due thereon to such date), provided that Landlord shall not be deemed by reason of its custody of such policies to have knowledge of the contents thereof.
Tenant will also deliver to Landlord, promptly upon written request, a certificate of a principal of Tenant certifying that such policies comply with the requirements of this Section, that all premiums due thereon have been paid and that the same are in full force and effect. In the event Tenant shall fail to effect or maintain any insurance required to be effected or maintained pursuant to the provisions of this Article 8, Landlord shall have the right, but not the obligation, to obtain any such insurance and any reasonable amount expended by Landlord shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant within five (5) days after delivery to Tenant of a bill therefor, and same shall be without prejudice to Landlord's rights and remedies in respect of such default.

     8.9 SEPARATE INSURANCE. Tenant will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Article 8.

     8.10 LIFE INSURANCE POLICY. In addition to all other insurance requirements set forth in this Lease, Tenant, at Tenant's sole cost and expense, shall also be required to maintain in full force and effect a twenty (20) year term life insurance policy covering Norman Adie, which shall name the Landlord as the sole beneficiary and be owned by Landlord and provide that all proceeds payable thereunder shall be payable directly to Landlord (the "Life Insurance Policy"). Such Life Insurance Policy shall be satisfactory in all respects to Landlord in Landlord's sole but reasonable discretion, including, without limitation, the policy limits, and must be issued by an insurance company reasonably acceptable to Landlord. Tenant shall deliver the Life Insurance Policy to Landlord on or prior to the Lease Commencement Date with all premiums paid one year in advance, and shall also deliver to Landlord satisfactory evidence of the renewal of same from time to time as necessary to demonstrate Tenant's compliance with this
Section 8.10. To ensure Tenant's compliance with this Section 8.10, Tenant shall pay to Landlord, on the first day of each month during the Lease Term, an amount determined by Landlord as necessary to create and maintain an escrow fund to be held by Landlord (or its lender), without interest, from which to pay the next annual premium coming due on the Life Insurance Policy (such that one month prior to the due date of such annual premium, Landlord shall then be holding an amount sufficient to pay same). In the event of any default under the terms of this Lease, any part or all of such escrow fund may be applied in such fashion as Landlord may determine. If one month prior to the due date of such annual premium the amount then on deposit therefor shall be insufficient for the payment of same in full, Tenant, within five (5) days after written notice from Landlord, shall deposit the amount of the deficiency with Landlord. All amounts held pursuant to this Section 8.10 shall constitute additional security for the payment and satisfaction of all of Tenant's obligations hereunder. The aforementioned escrow fund shall not constitute a trust fund and may be commingled with other monies held by Landlord. In the event of the death of Norman Adie and the receipt by Landlord of the proceeds of the Life Insurance Policy, Tenant shall receive a credit against the installments of Minimum Annual Rent thereafter coming due under this Lease in an amount per annum equal to ten percent (10%) of the amount of such proceeds actually received by Landlord, until such time as the entire amount of such proceeds received by Landlord shall have been credited against such installments of Minimum Annual Rent. Such annual credit, if applicable, shall be applied in equal monthly installments equal to 1/12th of the annual amount being credited.

                                   ARTICLE 9

               TENANT IMPROVEMENTS/ALTERATIONS; ADDITIONAL THEATER

     9.1 IMPROVEMENTS. A. Landlord agrees that Tenant may (at Tenant's own cost and expense and after giving Landlord at least twenty (20) days' prior notice in writing of its intention to do so, including with such notice a copy of any and all plans, specifications and working drawings therefore (except that no plans, specifications and working drawings shall be required for any purely decorative or non-structural alteration costing less than $100,000)) make such improvements, alterations, additions, and changes in and to the interior of the Demised Premises (except those of a structural nature) as it may find necessary or convenient for its purposes, provided that the value of the Premises is not thereby diminished, and provided further that Tenant may not make any improvements, alterations, additions or changes to the Demised Premises without first procuring the prior written consent of Landlord to such improvements, alterations, additions or changes (except that no such consent shall be required for any purely decorative or non-structural alteration costing less than $100,000, and no consent shall be required for replacements and upgrades of Tenant's personal property and trade fixtures made in the ordinary course of Tenant's business operations). All structural and/or exterior alterations to the Demised Premises or any portion thereof require Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed provided that plans, specifications and working drawings for such structural and/or exterior alterations shall have been delivered to Landlord, together with such other information reasonably requested by Landlord, in order to enable Landlord to evaluate Tenant's request for consent. If Tenant's actions are otherwise in compliance with this Article 9, all improvements, fixtures and/or equipment which Tenant may install or place in or about the Demised Premises, and all improvements, alterations, repairs or changes to the Demised Premises, and all signs installed in, on or about the Demised Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord (without lien or lease thereon). Landlord shall be without any obligation in connection therewith. Tenant hereby indemnifies and holds Landlord and Landlord's Affiliates harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such improvements, alterations, repairs, changes, improvements, fixtures and/or equipment in, on or about the Demised Premises.

     B. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever (including a lease or license), whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Land, the Building or the Demised Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Landlord shall have the right at all times to post and keep posted on the Demised Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of creditors, mechanics or materialmen or others to be placed against the Land, the Building or the Demised Premises with respect to work, product or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Demised Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date occurring twenty (20) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant and same shall be without prejudice to Landlord's rights and remedies in respect of such default.

     9.2 Tenant shall construct any such improvements, alterations or repairs in a first class and in a good and workmanlike manner using proper materials and workmanship as may then be customary for facilities similar to the Demised Premises in the New York metropolitan area, and in conformance with any and all applicable laws, rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the applicable governmental jurisdiction. In the event Tenant orders any construction, alteration, decorating or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable promptly upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord's option. All work with respect to any alterations, additions or changes must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Demised Premises shall at all times be a complete unit except during the period of work. Upon completion of any improvements, alterations, additions or changes (other than non-structural improvements, alterations, additions or changes costing less than $100,000), Tenant agrees to cause a notice of completion or its equivalent to be properly recorded and Tenant shall deliver to Landlord a copy of the "as built" drawings of the improvements. Any such alterations, additions or changes shall be performed and done strictly in accordance with the laws and ordinances relating thereto. In performing the work of any such improvements, alterations, additions or changes, Tenant shall have the work performed in such manner as not to obstruct the access to or use of the Building or common areas, if any.

     9.3 CONSTRUCTION INSURANCE. In the event that Tenant shall make any improvements, alterations, additions or changes to the Demised Premises, in compliance with the terms and provisions of this Article 9, Tenant agrees to carry "Builder's All Risk" insurance in an appropriate amount covering the construction of such improvements, alterations, additions or changes, and such other insurance as Landlord may require provided such other insurance is typically required to be carried for similar commercial properties in the New York metropolitan area, it being understood and agreed that all of such improvements, alterations, additions or changes shall be insured by Tenant pursuant to Article 8 of this Lease. In addition, with respect to improvements, alterations, additions and/or changes to the Demised Premises the cost of which exceeds $50,000, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount to ensure the lien-free completion of such improvements, alterations, additions or changes.

     9.4 ADDITIONAL THEATER. A. At any time during the Term of the Lease (but subject to the outside date contained in the last sentence of this Section 9.4), Tenant shall be permitted to construct, at Tenant's sole cost and expense and subject to the terms and provisions of Article 9 and this Section 9.4, a ground floor addition to the existing Building located on the Demised Premises, which addition shall accommodate no less than one hundred thirty (130) seats (the "Additional Theater"). Landlord shall reasonably cooperate with Tenant, to the extent required and at no cost to Landlord, in connection with any variance applications, building permit applications and other governmental and quasi-governmental applications and approvals necessary to construct the Additional Theater. All provisions of this Article 9 shall be applicable to Tenant's construction of the Additional Theater, and in the event that Tenant shall have given Landlord written notice of its intention to construct the Additional Theater as aforesaid, then the Additional Theater shall be constructed by Tenant expeditiously (but in no event later than May 31, 2007) and in all other respects in compliance with this Article 9.

     B. Tenant shall give Landlord no less than thirty (30) days written notice of its intention to commence construction on the Additional Theater, including with such written notice a copy of any and all plans, specifications and working drawings therefor (which plans, specifications and working drawings must be satisfactory to Landlord in all respects and must be approved by Landlord in writing in advance, which approval shall not be unreasonably withheld, delayed or conditioned).

     C. Provided that Tenant shall have constructed the Additional Theater in compliance with this Article 9 and in compliance with the approved plans, specifications and working drawings, and provided further that the Funding Conditions (hereafter defined) shall have been fully satisfied, Landlord shall pay to Tenant the sum of Five Hundred Thousand Dollars ($500,000) as a "Landlord Construction Allowance". For purposes of this Section 9.4, "Funding Conditions" shall mean: (i) the Additional Theater shall have been completed in compliance with the approved plans, specifications and working drawings (as same may have been amended from time to time with the prior written consent of Landlord in accordance with the terms of this Section 9.4), and all applicable governmental approvals such as, but not limited to, a final, permanent and unconditional certificate of occupancy for the Additional Theater, shall have been received,
(ii) Landlord shall have received an architect's certification on AIA form that the Additional Theater has been completed in accordance with the approved plans, specifications and working drawings (as same may have been amended from time to time with the prior written consent of Landlord in accordance with the terms of this Section 9.4), (iii) Landlord shall have received, at Tenant's sole cost and expense, such lien waivers and title endorsements as Landlord shall reasonably require, (iv) Tenant shall be operating in the Additional Theater and same shall be open for business and (v) no default shall then exist under the Lease beyond applicable notice and/or cure periods. Tenant shall be responsible for any excess costs relating in any way to the construction of the Additional Theater over the Landlord Construction Allowance, and Tenant shall indemnify and hold Landlord harmless from and against all such excess costs. If payable pursuant to the terms hereof, the Landlord Construction Allowance shall be disbursed no later than ten (10) days after the satisfaction of all of the Funding
Conditions, failing which the unpaid portion of Landlord's Construction Allowance shall thereafter bear interest until paid at a rate per annum equal to the lesser of the Prime Rate plus two percent (2%) per annum or the highest rate permitted by applicable law. In the event that Tenant shall have constructed the Additional Theater in compliance with this Article 9 and in compliance with the approved plans, specifications and working drawings, and all of the Funding Conditions shall have been fully satisfied, but Landlord has not paid the Landlord Construction Allowance to Tenant as herein required, then, provided Tenant shall first have given Landlord no less than ten (10) business days notice of such failure to pay the Landlord Construction Allowance and further provided that Landlord shall not have paid same to Tenant within such ten (10) business day period, Tenant may offset the Landlord Construction Allowance (with interest as aforesaid) against the Minimum Annual Rent and Additional Rent next coming due under this Lease until same is fully paid. Notwithstanding the foregoing, in the event that Landlord shall have notified Tenant that Landlord disputes that the Landlord Construction Allowance is due and payable pursuant to the terms of this Article 9 (whether as a result of the Additional Theater not having been completed in compliance with the approved plans, specifications and working drawings or as a result of any of the Funding Conditions not having been satisfied as herein required or otherwise), then Tenant shall not be entitled to exercise the foregoing offset right and Tenant shall continue to pay the full Minimum Annual Rent and Additional Rent as required by this Lease. In the event that Landlord shall dispute that the Landlord Construction Allowance is due and payable as aforesaid, then Landlord shall be required to post the Landlord Construction Allowance in an escrow account with a title company reasonably acceptable to Landlord and Tenant, and the dispute shall be settled by arbitration in accordance with the Arbitration Procedure of The Real Estate Board of New York, Inc. (with the fees and expenses of arbitration borne equally by the parties).

     D. In the event that Tenant shall have elected to construct the Additional Theater, same shall automatically become and be deemed for all purposes under this Lease to be a part of the Demised Premises, and upon the expiration or sooner termination of the term of this Lease, the Additional Theater shall be surrendered to and become the property of Landlord.

     9.5 TENTH THEATER. A. At any time after or simultaneously with Tenant's construction of the Additional Theater in compliance with Section 9.4 (but subject to the outside date contained in the last sentence of this Section 9.5), Tenant shall be permitted to construct, at Tenant's sole cost and expense and subject to the terms and provisions of Article 9 and this Section 9.5, and without payment, allowance or contribution of any kind from Landlord, a tenth theater above the Additional Theater (hereinafter referred to as the "Tenth Theater"), which Tenth Theater shall accommodate no less than one hundred thirty
(130) seats. Landlord shall reasonably cooperate with Tenant, to the extent required and at no cost to Landlord, in connection with any variance applications, building permit applications and other governmental and quasi-governmental applications and approvals necessary to construct the Tenth Theater. All provisions of this Article 9 shall be applicable to Tenant's construction of the Tenth Theater, and in the event that Tenant shall have given Landlord written notice of its intention to construct the Tenth Theater as aforesaid, then the Tenth Theater shall be constructed by Tenant expeditiously (but in no event later than May 31, 2009) and in all other respects in compliance with this Article 9.

     B. Tenant shall give Landlord no less than thirty (30) days written notice of its intention to commence construction on the Tenth Theater, including with such written notice a copy of any and all plans, specifications and working drawings therefor (which plans, specifications and working drawings must be satisfactory to Landlord in all respects and must be approved by Landlord in writing in advance, which approval shall not be unreasonably withheld, delayed or conditioned).

     C. In the event that Tenant shall have elected to construct the Tenth Theater, same shall automatically become and be deemed for all purposes under this Lease to be a part of the Demised Premises, and upon the expiration or sooner termination of the term of this Lease, the Tenth Theater shall be surrendered to and become the property of Landlord.

     9.6 LANDLORD'S APPROVAL. Landlord agrees to approve or reject Tenant's plans, specifications and/or construction drawings for the Additional Theater and/or the Tenth Theater, as applicable, within ten (10) business days after Landlord's receipt of such plans, specifications and/or construction drawings. If Landlord has not approved or rejected such plans and specifications within said ten (10) business day period, Landlord shall have an additional three (3) business days after receipt of written notice from Tenant to approve or reject such plans and specifications. If Landlord has not approved or rejected such plans and specifications after such subsequent three (3) business day period, such plans and specifications shall be deemed approved.

                                   ARTICLE 10

                                      SIGNS

     10.1 A. Subject to (i) Tenant's receipt of the approval of all governmental authorities having jurisdiction over the Demised Premises, (ii) the terms covenants and conditions of any covenants, conditions and restrictions and/or reciprocal easement agreements which encumber the Demised Premises and (iii)
Landlord's rights pursuant to subsection 10.1 B below, Tenant may install signage on the interior and/or exterior portions of the Demised Premises for Tenant's operations, which shall include such signage and advertising as Tenant chooses to exhibit for the purposes of advertising movies being shown, or to be shown, at the Demised Premises; PROVIDED, HOWEVER, that if Landlord shall already have installed or notified Tenant of its intention to install Landlord's Additional Property, then any exterior signage of Tenant to be added following such installation or notification shall not unreasonably interfere with Landlord's Additional Property. Any signs, notices, logos, pictures, names or advertisements which are installed by Tenant must be designed, installed and utilized in keeping with Tenant's corporate identity and/or consistent with the operation of a "first run" movie theater, and shall be similar in size, nature, and materials used in Tenant's other business locations. Except as otherwise provided in subsection 10.1 B below, Landlord and Tenant shall share equally in all rental and/or other income of any kind in any way derived from any advertisements and/or signage of any kind installed after the date of this Lease on the exterior portions of the Demised Premises.

     B. (1) As of the date of this Lease, there exist two (2) billboard signs on the exterior of the Demised Premises (the "Existing Billboard Signs"). Landlord shall be entitled to all signage and other rights with respect to one of such Existing Billboard Signs (such sign to be chosen by Landlord, and such sign as chosen by Landlord being referred to herein as "Landlord's Billboard Sign"), including, without limitation, all rights to any and all rental and/or other income in any way derived from Landlord's Billboard Sign. Tenant shall afford Landlord, any tenant/licensee of Landlord's Billboard Sign and any contractor, agent, employee or representative of either reasonable access to the Demised Premises at reasonable times and upon reasonable notice to Tenant (in either case except in the event of emergency) to maintain, alter and/or replace same, and Landlord's Billboard Sign shall be maintained at Landlord's or such tenant/licensee's cost and expense.

     (2) Simultaneously with the full execution of this Lease, Landlord shall enter into an eight (8) year license agreement (on Landlord's form for same) with Town Sports International, Inc. ("TSI") for the use of the remaining Existing Billboard Sign, such license agreement to provide for annual license payments equal to One ($1.00) Dollar and such other terms and provisions as reasonably acceptable to Landlord and TSI; PROVIDED and on the condition that such license agreement with TSI be expressly subject and subordinate in all respects to this Lease (such that said license agreement shall automatically terminate and be of no further force or effect upon the termination of this Lease including termination following a default hereunder by Tenant beyond applicable notice and/or cure periods). Upon the expiration or earlier termination of such license agreement with TSI, Landlord shall thereafter automatically be entitled to all rights with respect to such remaining Existing Billboard Sign, including, without limitation, all rights to any and all rental and/or other income in any way derived from same, and same shall thereafter be deemed to be part of Landlord's Billboard Sign for all purposes under this Lease.

     (3) Tenant may install such signage and advertising on the marquis (if any) located at the Demised Premises as Tenant, in Tenant's sole discretion, may determine, subject to and in compliance with the terms, provisions and conditions of this Article 10.

     10.2 Tenant shall be solely responsible for maintaining and/or replacing any and all interior signage on the Demised Premises, at Tenant's sole cost and expense. Landlord covenants and agrees that Landlord shall not unreasonably withhold, delay or condition its consent to any additional or replacement signage proposed to be installed by Tenant from time to time in or upon the Demised Premises, provided that Tenant shall comply with all legal requirements with respect thereto. Landlord agrees to approve or reject Tenant's plans and specifications for any additional or replacement signage within ten (10) business days after Landlord's receipt of such plans and specifications. If Landlord has not approved or rejected such plans and specifications within said ten (10) business day period, Landlord shall have an additional three (3) business days after receipt of written notice from Tenant to approve or reject such plans and specifications. If Landlord has not approved or rejected such plans and specifications after such subsequent three (3) business day period, such plans and specifications shall be deemed approved. Landlord shall cooperate with Tenant, at Tenant's expense, in connection with applications made by Tenant for approval of Tenant's signage, including variance applications, to the extent such cooperation shall reasonably be necessary.

                                   ARTICLE 11

                            ASSIGNMENT AND SUBLETTING

     11.1 RESTRICTIONS. Except as expressly set forth in Section 11.5 below, Tenant shall not transfer, assign, sublet, mortgage, license, grant a concession or otherwise hypothecate or encumber this Lease, or Tenant's interest in and to the Demised Premises (collectively, a "Transfer"), without first obtaining the Landlord's written consent thereto, which consent may be withheld or granted in Landlord's sole determination. Any such attempted or purported Transfer without Landlord's prior written consent shall be void and of no force or effect and shall constitute a default under this Lease. For purposes of this Lease, Transfer shall be deemed to include a change in control of Tenant or the transfer in the aggregate of more than 25% of the equity interests in Tenant (or, in the event that Tenant's equity interests are publicly traded on a nationally recognized securities exchange, then the transfer in the aggregate of more than 50%). Notwithstanding the foregoing, (i) changes in ownership of any equity interests in Tenant by devise or descent and/or (ii) transfers of ownership interests of up to 40% in the aggregate to immediate family members and/or trusts established for the benefit of such immediate family members (provided that after such transfer(s) Norman Adie at all times thereafter retains full management and control of Tenant and at all times thereafter retains no less than 51% of the equity interests in Tenant) shall be excluded from the definition of "Transfer" for purposes of this Section 11.1.

     11.2 PROCEDURE FOR TRANSFER. Should Tenant desire to make a Transfer hereunder for which Landlord's prior written consent is required, Tenant shall, in each instance, give written notice of its intention to do so to Landlord at least thirty (30) days prior to the effective date of any such proposed Transfer, specifying in such notice the details of the proposed Transfer transaction and the proposed date thereof, and specifically identifying the proposed transferee. Such notice shall be accompanied, in the case of a subletting, license, assignment or concession agreement, by a copy of the proposed sublease, license, assignment or concession agreement and any other documents or financial information Landlord may reasonably require in order to make a determination as to the proposed Transfer. Landlord shall, within fifteen
(15) days after its receipt of such notice of a proposed Transfer from Tenant, by mailing written notice to Tenant of its intention to do so, pursuant to section 11.1 of this Lease, either (i) withhold consent to the Transfer or (ii) consent to such Transfer, but if Landlord shall fail to timely send its determination, then Landlord shall be deemed to have rejected the proposed Transfer.

     11.3 EFFECT OF A TRANSFER. The transferee shall agree to comply with and be bound by and shall assume all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space transferred, assigned or sublet; and Tenant shall deliver to Landlord promptly after execution an executed copy of each such Transfer document and an agreement of compliance by the transferee. No Transfer of this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant from its primary liability under this Lease.

     11.4 REQUIRED DOCUMENTS. Each Transfer to which Landlord has consented shall be evidenced by a written instrument in form reasonably satisfactory to Landlord, executed by Tenant and the transferee, under which the Transferee shall agree in writing for the benefit of Landlord to assume, to perform and to abide by all of the terms, covenants and conditions of this Lease to be done, kept and performed by Tenant, including the payment of all amounts due or to become due under this Lease directly to Landlord and the obligation to use the Premises only for the purposes specified in this Lease. Tenant agrees to reimburse Landlord for Landlord's reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred in conjunction with the processing of and documentation for each such requested Transfer, whether or not the Transfer is consummated.

     11.5 NO CONSENT OF LANDLORD REQUIRED.

     A. Provided Tenant is not then in default under this Lease beyond any applicable notice and/or cure periods, Tenant may, without obtaining the prior written consent of Landlord, assign its right, title and interest in and to this Lease to an entity that (i) has an audited net worth at the time of such assignment of no less than One Hundred Million Dollars ($100,000,000.00) as determined by generally accepted accounting principles (provided, however that if the proposed assignee does not satisfy such minimum net worth requirement but its parent company does, then this requirement shall be satisfied provided such parent company executes a full guaranty of this Lease as a condition to such assignment, pursuant to a guaranty acceptable to Landlord) AND (ii) owns and operates, either itself or through its subsidiaries, no less than one hundred
(100) theaters in the United States PROVIDED that Tenant thereafter continues to be primarily obligated under this Lease notwithstanding such assignment. Tenant shall in each instance give Landlord written notice of its intention to so assign its interest in this Lease at least thirty (30) days prior to the effective date of any such assignment, specifying in such written notice the details of the proposed assignment and identifying the proposed assignee. Such assignee shall agree to comply with and be bound by and shall assume all of the terms, covenants, conditions, provisions and agreements of this Lease pursuant to an express written agreement between Tenant and such assignee in form satisfactory to Landlord, and Tenant shall deliver to Landlord promptly after execution an executed copy of each such written agreement.

     B. Provided Tenant is not then in default under this Lease beyond any applicable notice and/or cure periods, Tenant may, without obtaining the prior written consent of Landlord, grant licenses to third parties for up to an aggregate of twenty-five percent (25%) of the floor space in the Demised Premises to unaffiliated parties for the operation of the concessions and/or food service components of Tenant's movie theater business in the Demised Premises or for such other operations (including retail operations) not inconsistent with the operation of a "first run" movie theater. Landlord hereby acknowledges its consent to the grade floor restaurant/cafe existing at the Demised Premises as of the date of this Lease. In no event shall any such permitted license relieve Tenant of its primary liability under this Lease.

     11.6 ASSIGNMENT OF SUBLEASES, ETC. In the event of a sublet, license or grant of a concession to all or any portion of the Demised Premises (whether or not Landlord's consent is required in connection with same), such sublet, license or grant shall be deemed pledged to Landlord and Tenant hereby assigns to Landlord all its right, title and interest as landlord under any such sublease, license or concession agreement now existing or hereafter entered into, and all rents and other sums payable to Tenant under each such agreement, together with the right to collect and receive the same; PROVIDED that, if and so long as no default shall have occurred under this Lease beyond applicable notice and/or cure periods, then Tenant shall be permitted to exercise its rights and perform its obligations as landlord under such agreements and to collect and receive such rents and other sums for its own uses and purposes. Upon the occurrence of a default beyond applicable notice and/or cure periods, such permission shall automatically terminate. Such assignment shall be fully operative without any further action on the part of either party hereto, and Landlord shall be entitled, at its option, upon the occurrence of a default hereunder beyond applicable notice and/or cure periods, to all rents, income and other benefits from the Demised Premises whether or not Landlord takes possession of the Demised Premises. All actions or collections by Landlord pursuant to this Section 11.6 shall be without prejudice to its other rights and remedies on account of any default of Tenant.

                                   ARTICLE 12

                             REPAIRS AND MAINTENANCE

     Tenant agrees that Landlord shall have no obligation whatsoever in respect of the repair, operation, maintenance, compliance and/or replacement of the Demised Premises and it is Tenant's obligation, at Tenant's sole cost and expense, to repair, operate, maintain and/or replace all and every part of the Demised Premises. In particular, without implied limitation:

     12.1 Tenant shall, at its sole cost and expense, continuously cause the repair, maintenance, operation and/or replacement of the Demised Premises to keep same in good and first-class order and repair and in such a fashion that the value and utility of the Demised Premises will not be diminished, and, at its sole cost and expense, will promptly make or cause to be made all necessary and appropriate repairs, replacements and renewals thereof, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen. All repairs, replacements and renewals shall be at least equal in quality and class to the original Improvements. Tenant's obligation to repair shall include the obligation to rebuild in the event of destruction however caused. Neither the Minimum Annual Rent nor any Additional Rent shall be reduced and Landlord shall not be liable under any circumstances for a loss of or injury to property, loss of profits, or for injury to or interference with Tenant's business arising from or in connection with the condition of the Demised
Premises (including without limitation due to latent defects) or by virtue of Tenant's failure to make any repairs, maintenance, alterations or improvements in or to any portion of the Demised Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby irrevocably waives and releases its right to make repairs at Landlord's expense under any applicable law, statute, or ordinance now or hereafter in effect. Tenant agrees, at its sole cost and expense, to keep the Demised Premises as a state of the art, "first run" movie theatre including, without limitation, to redecorate as appropriate and upgrade or replace sound, seating and viewing equipment as appropriate to maintain the Demised Premises as such state of the art, "first run" movie theatre.

     12.2 Tenant shall keep the Demised Premises in good and sanitary condition and repair at Tenant's sole cost and expense including, without limitation, snow removal, painting and repainting, cleaning and rubbish removal. Should any law, standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such laws, standards or regulations.

     12.3 Tenant acknowledges and agrees that Landlord has never occupied or operated at the Demised Premises and that Landlord acquired the Demised Premises directly from Tenant (who constructed or had constructed the improvements on the Demised Premises) and Tenant hereby agrees to undertake all of the maintenance, repair, compliance and replacement responsibilities at the Demised Premises regardless of how or when such responsibilities arise or arose.

     12.4 Tenant shall be solely responsible, at is sole cost and expense, to make the Demised Premises safe and secure for any all persons at the Demised
Premises and Tenant shall obtain and provide all such services, including, without limitation, fire prevention, fire detection, sprinklers, alarm and security including guards (collectively, "Safety Items") as is necessary or appropriate to make the Demised Premises safe and secure. Without limiting the foregoing, Tenant shall provide at least the amount and quality of Safety Items as are provided by other "first run" movie theatres.

                                   ARTICLE 13

                              DAMAGE OR DESTRUCTION

     13.1 TENANT TO RECONSTRUCT. Tenant shall promptly notify Landlord if all or any portion of the Demised Premises shall be damaged by casualty resulting from fire or any other cause. If, at any time during the Lease Term, any portion of the Demised Premises is damaged by fire or other cause, Tenant shall, at its sole cost and expense (and regardless or whether or not insured in whole or part), forthwith repair and/or replace the Demised Premises promptly following such damage and in any event shall complete same within one year after the later to occur of (i) Landlord's written approval of the plans, specifications and working drawings therefor and (ii) the receipt of all applicable building permits (and Tenant covenants to use diligence to obtain such building permits as promptly as reasonably possible). Except as expressly set forth in Section
13.3 below, in no event shall this Lease terminate, and this Lease shall remain in full force and effect without any reduction in the Minimum Annual Rent and Additional Rent. Notwithstanding the foregoing, in the event that fifty (50%) percent or more of the Demised Premises shall have been destroyed by casualty, and such casualty shall occur during the last one (1) year of the Lease Term (as same may have been extended), then provided such casualty is fully covered by insurance and Tenant shall lave paid to Landlord the amount of the applicable deductible, Tenant shall have the option, exercisable upon written notice to Landlord received by Landlord no later than thirty (30) days after such casualty, to terminate this Lease, in which event this Lease shall terminate and expire on the date set forth in such notice as if same were the expiration date originally set forth herein, Landlord shall retain all insurance proceeds and Tenant shall pay to Landlord all Minimum Annual Rent and all Additional Rent through such date of termination. In no event shall Landlord be required to repair any injury or damage to or to make any repairs or replacements of any alterations or any other improvements installed at the Demised Premises by or for Tenant, and Tenant shall, at Tenant's sole cost and expense, repair and restore all Tenant's improvements and all other alterations and improvements in substantially the same condition existing immediately prior to such event. In connection with such repairs and replacements Tenant shall submit to Landlord, for Landlord's review and prior written approval (which shall not be unreasonably withheld, conditioned or delayed), all plans, specifications and working drawings relating thereto. Tenant shall not be entitled to any compensation or damages from Landlord for damage to any of Tenant's improvements, alterations, fixtures, or Tenant's other property, for loss of use of the Demised Premises or any part thereof, or for any damage to or interference with Tenant's business, loss of profits, or for any disturbance to Tenant caused by any casualty or the restoration of the Demised Premises following such casualty or other cause except if and to the extent same is caused solely as a result of the willful misconduct of Landlord or Landlord's authorized agents, contractors or employees. All such restoration shall be performed by Tenant in accordance with all of the requirements of this Lease.

     13.2 WAIVER OF STATUTORY PROVISIONS. The provisions of this Lease, including this Article 13, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Demised Premises, and any applicable statute or regulation with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Demised Premises.

     13.3 INSURANCE PROCEEDS. A. All insurance shall be and are the property of Landlord and shall be paid to and held and disbursed by Landlord (or its lender(s) or ground lessor(s) if so required) and shall not be paid to Tenant. If Tenant shall come into possession of any insurance proceeds same shall be deemed to be held in trust for Landlord and shall immediately be transferred to Landlord. It shall be at Landlord's (and any lender's and ground lessor's) sole discretion to make insurance proceeds, if any, and net of any collection or adjustment costs available to Tenant for the restoration. If Landlord (and its lender(s) and ground lessor(s)) shall determine to make the net insurance proceeds available to Tenant for restoration, then same shall be disbursed to Tenant in reimbursement or direct payment of the costs of such restoration in accordance with Landlord's "construction loan" procedures requiring, among other things, that disbursements of proceeds are only made upon the satisfaction of the following conditions: (i) prior to commencement of restoration, the architects, contracts, contractors, plans and specifications for the restoration work shall have been approved in advance in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed, (ii) the restoration work on the Demised Premises for which such disbursement request is made shall have been completed in accordance with the plans and specifications previously approved by Landlord (and, with respect to the final disbursement request made upon completion in full of the restoration of the Demised Premises, all applicable governmental approvals such as, but not limited to, a final certificate of occupancy shall have been received), and Landlord shall have received an architect's certification satisfactory to Landlord certifying same,
(iii) Landlord shall have received a certificate from Tenant, signed by an officer of Tenant, describing the completed work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work and, with respect to the final disbursement request made upon completion in full of the restoration of the Demised Premises, further stating that all restoration work has been completed in accordance with this Lease and in compliance with all applicable law, (iv) the receipt by Landlord, at Tenant's sole cost and expense, of such lien waivers and title "bring down" endorsements as Landlord shall require as well as such documentation (such as receipted invoices and bills) and other evidence reasonably required by Landlord to confirm the amounts requested in the disbursement request and to verify that the amounts disbursed from time to time are represented by work that is completed in place and free and clear of mechanics' lien claims, (v) with respect to the final disbursement request upon completion in full of the restoration of the Demised Premises, Tenant shall have resumed full operations at the Demised Premises and (vi) no default exists under the Lease and no mechanics' or materialmen's liens shall have been filed and remain undischarged. A ten percent (10%) retainage will be made from each disbursement of proceeds, which will be disbursed upon the final completion of the restoration of the Demised Premises, a final inspection by Landlord and receipt of all applicable permits and a permanent certificate of occupancy. Disbursements shall be made only to the extent of the actual and reasonable third party expenses of Tenant incurred in connection with such restoration as reasonably established to Landlord's satisfaction; PROVIDED that (x) no disbursements shall be made in respect of the restoration of Tenant's personalty, (y) any excess net insurance proceeds shall be retained by Landlord without rent abatement or credit and (z) Tenant shall be responsible for any excess cost of restoration over the amount of net insurance proceeds, regardless of the amount of such excess cost.

     B. In the event that the destruction or damage is not covered in whole or in part by insurance, Tenant shall nonetheless be responsible, at its sole cost and expense, to repair and/or replace the Demised Premises as required by this
Article 13. Prior to the commencement of the restoration and at any time during same, if the estimated cost of restoration as reasonably determined by Landlord or Landlord's mortgagee exceeds the amount of proceeds available for restoration, the excess required shall be paid by Tenant to Landlord to be added to the proceeds prior to any further disbursement.

     C. In the event that Landlord shall determine not to make the net insurance proceeds available to Tenant (other than as a result of the failure by Tenant to


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

comply with the provisions of Section 13.3A above, THEN IN SUCH EVENT AND IN SUCH EVENT ONLY, this Lease shall terminate effective as of the later to occur of the cessation of operations of Tenant at the Demised Premises or the date of the applicable casualty. If the Lease shall be so terminated, Landlord shall retain all insurance proceeds and Tenant shall pay to Landlord all Minimum Annual Rent and all Additional Rent through the date of termination.

     13.4 LANDLORD'S FEES. Tenant shall promptly reimburse Landlord (and Landlord shall be entitled to reimburse itself directly out of the net insurance proceeds) for any costs incurred by Landlord in connection with a casualty or other damage or a restoration necessitated thereby.

                                   ARTICLE 14

                               DEFAULTS; REMEDIES

     14.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default and material breach of this Lease by Tenant:

     14.1.1 Any failure by Tenant to pay when due any installment of Minimum Annual Rent, Additional Rent, and/or any other charge required to be paid under this Lease, or any part thereof, and such default continues for five (5) business days; or

     14.1.2 Excluding the provisions of Articles 6, 8, 11, 12, and 13 hereof, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; PROVIDED that if the nature of such default is such that the same cannot reasonably be cured within a twenty-day period, Tenant shall not be deemed to be in default if it shall promptly commence such cure within such period and thereafter rectify and cure said default with due diligence within sixty (60) days after such written notice (or such longer period of time as is reasonable under the circumstances, not to exceed ninety (90) days); or

     14.1.3 Any failure by Tenant to timely and properly perform its obligations under any of Articles 6, 8, 11, 12, or 13 hereof in accordance with their respective terms; or

     14.1.4 To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of an involuntary proceeding filed against Tenant or any guarantor the same is dismissed within thirty (30) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Demised Premises or of Tenant's interest in this Lease.

     14.2 REMEDIES UPON EVENT OF DEFAULT.

     Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the


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

option to pursue any one or more of the following remedies (each and all of which shall be cumulative and nonexclusive, it being agreed that the mention in this Lease of any specific remedy shall in no way limit Landlord's right to pursue any one or more remedies available at law or in equity) without any notice or demand whatsoever:

     14.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, without being liable for prosecution or any claim or damages therefore, and Landlord may recover from Tenant the following:

     (i) Landlord shall be entitled to receive from Tenant, and Tenant covenants and agrees to pay to Landlord, the difference between the total amount of Minimum Annual Rent that remains to be paid for the balance of the Lease Term then in effect immediately prior to the termination of this Lease less the actual rent, if any, (net of collection, brokerage, concession and renovation costs therefore) actually collected by Landlord pursuant to any new lease, if any, that Landlord may have obtained at the time of the termination of this Lease and for the entire remaining balance of the Lease Term then in effect. If the foregoing calculation results in zero or a negative number no payment shall be due from Tenant hereunder, and in no event shall Tenant be entitled to any sums from Landlord. Landlord shall be under no obligation or liability to attempt to mitigate its damages and to the extent that Landlord shall attempt to relet all or any portion of the Demised Premises Landlord shall not be liable for its inability to effect such a reletting or even if a reletting shall occur for its failure to collect all or any portion of the rents provided for in such reletting.

     (ii) All sums due from Tenant to Landlord as calculated herein shall be paid by the wire transfer of immediately available funds within five (5) business days after the good faith determination by Landlord of the amount due pursuant to (i) above.

     14.2.2 If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including, but not limited to, (i) the right to recover all rent as it becomes due, (ii) the right to re-enter the Demised Premises, and (iii) the right to re-let the Demised Premises or any portion thereof from time to time without terminating this Lease. Any such reletting may be an such terms and conditions including, but not limited to, the term thereof and the rent to be paid thereunder, as Landlord may determine in its sole discretion. Any rents received by Landlord during such reletting shall be applied first, to any and all costs incurred by Landlord in connection with such reletting including, but not limited to, brokerage commissions, construction costs and professional fees, second, to all sums due or which become due from Tenant to Landlord hereunder, and any remaining sums shall be held by Landlord to be applied in the future against any rent and all other charges which be come due hereunder. If the rent and other sums received by Landlord as a result of such reletting during any month are less that the amounts Landlord was to receive from Tenant hereunder during that month, Tenant shall immediately pay any such deficiency to Landlord by the wire transfer of immediately available funds. Such deficiency shall be calculated and paid on a monthly basis. During any reletting term, Tenant shall be deemed to have voluntarily surrendered possession of the Premises to Landlord so that


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

Landlord will be permitted to give any new tenant from time to time full and unencumbered use, occupancy and possession of the Demised Premises, all without any rights of possession or interference from Tenant.

     14.2.3 Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Demised Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.

     14.3 FORM OF PAYMENT AFTER DEFAULT. Following the occurrence of an Event of Default by Tenant, Landlord shall have the right to require that any or all subsequent amounts to be paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

     14.4 WAIVER OF DEFAULT No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of same. The acceptance of any rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default. Landlord shall be free to accept checks from or on behalf of Tenant without prejudice to Landlord's rights and remedies and no special endorsement or notation on any check shall in any manner be binding on Landlord and Landlord shall be free to accept such checks.

     14.5 EFFORTS TO RELET For the purposes of this Article 14, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Demised Premises, by its acts of maintenance or preservation with respect to the Demised Premises, or by appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.

                                   ARTICLE 15

                               DEFAULT BY LANDLORD

     Tenant agrees that Landlord shall not be in default hereunder unless Landlord fails to perform the obligations, if any, required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Demised Premises and to any ground lessor, whose name and address shall have theretofore been furnished to Tenant, in writing specifying wherein Landlord has failed to perform such obligation; PROVIDED, HOWEVER, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion within one


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

hundred twenty (120) days thereafter. In no event shall Tenant have the right to terminate this Lease as a result of Landlord's default, and Tenant's sole remedy shall be to effect the cure of such default itself and then bring separate action for reimbursement of its actual third party costs from Landlord with it being expressly understood (i) Tenant shall in no event be entitled to a rent abatement, credit or offset and (ii) Landlord shall in no circumstance whatsoever be liable to Tenant for consequential damages. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying rent due hereunder as a result of any default by Landlord.

                                   ARTICLE 16

                                 EMINENT DOMAIN

     16.1 PERMANENT TAKING. A. If the entire Demised Premises is taken under power of eminent domain or sold, transferred or conveyed in lieu thereof, either Landlord or Tenant shall have the right to terminate this Lease as of the earliest of the date of vesting of title or the date possession is taken by the condemning authority; such right shall be exercised by the giving of ten (10) days written notice to the other party on or before said date. In either of such events, Landlord shall receive the entire award which may be made in such taking or condemnation, and Tenant hereby assigns to Landlord any and all rights of Tenant now or hereafter arising in or to the same whether or not attributable to the value of the unexpired portion of this Lease; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant solely for Tenant's moving expenses, or the taking of the unamortized or the undepreciated value of Tenant's personal property, or the unamortized value of Tenant's leasehold estate in the Demised Premises, or that portion of the unamortized or undepreciated portion of Tenant's improvements, which were not purchased with any funds from a tenant improvement allowance supplied by Landlord.

     B. In the event of any other taking or a sale, transfer, or conveyance in lieu thereof (each a "Taking"), or if this Lease is not terminated by Landlord or Tenant as provided above, then this Lease shall continue in full force and effect in respect of the remaining portion of the Demised Premises, then Tenant shall promptly restore the balance of the Demised Premises remaining after such Taking as set forth in Section 16.2 below, and there shall be no reduction in Minimum Annual Rent, Additional Rent and/or any other charge payable hereunder. If Landlord determines to make the net condemnation proceeds, if any (subject to the consent of its lender(s) and ground lessor(s)) available to Tenant, then same shall be disbursed to Tenant pursuant to a standard escrow agreement with Landlord's mortgagee or, if none, with a title insurance company reasonably acceptable to Landlord and Tenant providing for such escrow agent to hold and disburse the condemnation proceeds in accordance with the custom and practice for same in the county in which the Demised Premises is located, or as otherwise may be reasonably agreed to by Landlord and Tenant, provided that, at a minimum, disbursements of condemnation proceeds shall be made only on the condition that no default of Tenant exists under the Lease and only upon (i) the completion of the restoration of the Demised Premises and the receipt of all applicable governmental approvals including, without limitation, a final certificate of occupancy, (ii) the receipt of an architect's certification satisfactory to Landlord that the restoration has been completed in accordance with the plans and specifications therefor previously approved by Landlord, (iii) the production, at Tenant's sole cost and expense, of such lien waivers and title endorsements as Landlord shall require and (iv) Tenant's resumption of full operations at the Demised Premises. Disbursements of condemnation proceeds shall be made only to the extent of the actual and reasonable third party expenses of Tenant incurred with such restoration as reasonably established to Landlord; PROVIDED that (x) no disbursements shall be made in respect of the restoration of Tenant's personalty, and (y) Tenant shall be responsible for any excess cost of restoration over the amount of net condemnation proceeds, if any, regardless of the amount of such excess cost. Prior to the commencement of the restoration and at any time during same, if the estimated cost of restoration as reasonable determined by Landlord or Landlord's mortgagee exceeds the amount of condemnation proceeds available for restoration, the excess required shall be paid by Tenant to the aforementioned escrow agent to be added to the condemnation proceeds prior to any further disbursement.

     16.2 TENANT TO RECONSTRUCT. Tenant shall, at its sole cost and expense (and regardless or whether or not covered by condemnation proceeds in whole or part), forthwith repair and/or replace the Demised Premises to as close to its original condition as is possible following a Taking and shall complete same within one hundred twenty (120) days of such Taking. In no event shall Landlord be required to repair any injury or damage to or to make any repairs or replacements. In connection with such repairs and replacements Tenant shall submit to Landlord, for Landlord's review and prior written approval, all plans, specifications and working drawings relating thereto. Tenant shall not be entitled to any compensation or damages from Landlord for damage to any of Tenant's improvements, alterations, fixtures, or Tenant's other property, for loss of use of the Demised Premises or any part thereof, or for any damage to or interference with Tenant's business, loss of profits, or for any disturbance to Tenant caused by any Taking or the restoration of the Demised Premises following such Taking. All such restoration shall be performed by Tenant in accordance with all of the requirements of this Lease. In the event that the Taking is not covered in whole or in part by net condemnation proceeds, Tenant shall nonetheless be responsible, at its sole cost and expense, to repair and/or replace the Demised Premises as required by this Section 16.2. To the fullest extent permitted by applicable law, Tenant hereby waives any and all rights it might otherwise have pursuant to applicable law which permits a termination of this Lease due to any Taking.

     16.3 TEMPORARY TAKING. In the event of temporary taking of all or any portion of the Demised Premises for a period of 360 days or less, then this Lease shall not terminate and the Minimum Annual Rent and the Additional Rent shall not be abated for the period of such taking. Tenant shall be entitled to receive the entire award made in connection with any such temporary taking provided and so long as Tenant has timely paid all Minimum Annual Rent and Additional Rent due under this Lease.


     16.4 LANDLORD'S FEES. Tenant shall promptly reimburse Landlord (and Landlord shall be entitled to reimburse itself directly out of the net condemnation proceeds) for any reasonable out-of-pocket costs incurred by Landlord in connection with a Taking or a restoration necessitated thereby.

                                   ARTICLE 17

                                  SUBORDINATION

     This Lease shall be subject and subordinate at all times to: (i) any and all ground leases or underlying leases now existing or hereafter executed affecting the Building or all or any portion of the Demised Premises and (ii) the lien of any mortgage or deed of trust now existing or hereafter executed in any amount for which the Demised Premises (or any portion thereof), ground leases, underlying leases, or Landlord's interest or estate in any of said items is specified as security. The foregoing subordination shall be effective provided and on the condition that such ground lessor, underlying lessor, mortgagee, trustee, beneficiary, grantee or lender (hereafter referred to as "mortgagee") named in such instrument shall provide Tenant with a written subordination, non-disturbance and attornment agreement in recordable form, on such mortgagee's standard form for same, which shall provide in substance that so long as no event of default by Tenant occurs under this Lease beyond applicable notice and/or cure periods, then (a) Tenant shall not be named or joined in any action or proceeding to terminate such ground or underlying lease or to foreclose on such mortgage or deed of trust (as applicable) or any proceeding to otherwise enforce the rights of such mortgagee, in each case except as required by applicable law and (b) no such termination, foreclosure or other proceeding shall result in the cancellation or termination of this Lease (whether or not Tenant is named in such action). Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or any such liens to underlying leases or to this Lease. In the event that any ground Lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination and at the option of such successor, attorn to and become Tenant of the successor in interest to Landlord, at the option of such successor in interest. Tenant covenants and agrees to execute and deliver, within ten (10) days of request by Landlord and in the form requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or in the lien of any such mortgage or deed of trust. If Tenant fails to timely execute such additional documents, Tenant hereby appoints Landlord as Tenant's attorney-in-fact for the sole purpose of executing such additional documents on behalf of Tenant. If requested by any present or future lender or ground lessor, Tenant agrees to amend this Lease provided such amendment does not materially increase the obligations or materially decrease the rights of Tenant under this Lease.

                                   ARTICLE 18

              ESTOPPEL CERTIFICATES AND OTHER FINANCIAL INFORMATION

     18.1 ESTOPPEL  CERTIFICATES  At any time during the Lease Term,  within ten
(10) days following a request in writing by Landlord and Tenant shall execute and deliver to Landlord an estoppel certificate in the form reasonably required by Landlord or Landlord's purchaser, mortgagee, or prospective purchaser or prospective mortgagee, indicating therein any exceptions thereto that may exist at that time, which certificate shall also contain any other information requested by Landlord or Landlord's purchaser, mortgagee or prospective purchaser or mortgages or any prospective purchaser's mortgagee. Failure of Tenant to timely execute and deliver such estoppel certificate shall constitute an acceptance of the Demised Premises and an acknowledgment by Tenant that statements included in the required form of estoppel are true and correct, without exception.



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

     18.2 FINANCIAL STATEMENTS. Within thirty (30) days after the end of each fiscal quarter, Tenant shall provide to Landlord quarterly income statements of the Demised Premises (including a delineation of ticket and concession revenues and numbers of patrons) and quarterly income statement, balance sheet and statement of cash flow for Tenant. Within ninety (90) days after the end of each calendar year, Tenant shall provide to Lender annual income statements of the Demised Premises (including a delineation of ticket and concession revenues and numbers of patrons) and annual income statement, balance sheet and statement of cash flow for Tenant. All financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, with quarterly statements being certified by the chief financial officer of Tenant and annual statements being audited by independent auditors reasonably acceptable to Landlord.

                                   ARTICLE 19

              LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

     19.1 LANDLORD'S CURE. All covenants and agreements to be kept or performed under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Minimum Annual Rent or Additional Rent. If Tenant shall default in the performance of its obligations under this Lease and if such default is not cured within the applicable grace period provided in Article 14 hereof, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights or remedies based upon such or any other default of Tenant and without releasing Tenant from any obligations hereunder.

     19.2 TENANT'S REIMBURSEMENT Tenant shall pay to Landlord, within five (5) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section
19.1 or elsewhere in this Lease; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Minimum Annual Rent or Additional Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law , including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 19.2 shall survive the expiration or sooner termination of the Lease Term.

                                   ARTICLE 20

         SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES;
                               EQUIPMENT FINANCING

     20.1 SURRENDER OF PREMISES No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Demised Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Demised Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Demised Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such


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

keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Demised Premises.

     20.2 REMOVAL OF TENANT PROPERTY BY TENANT. Upon the early termination of this Lease due to Tenant's default hereunder, Tenant shall, subject to the provisions of this Article 20, quit and surrender possession of the Demised Premises to Landlord in at least as good order and condition as exists on the date hereof, reasonable wear and tear excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Demised Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, trade fixtures, and other articles of personal property owned by Tenant or installed or placed by Tenant in the Demised Premises and such similar articles of any other persons claiming under Tenant as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Demised Premises and Building resulting from such removal.

     20.3 REMOVAL OF TENANT'S PROPERTY BY LANDLORD. Whenever Landlord shall re-enter the Demised Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within forty-eight (48) hours after a termination by reason of Tenant's default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord in accordance with applicable law or in accordance with any judicial decisions which may supplement or supplant those provisions from time to time.

     20.4 LANDLORD'S PROPERTY. All fixtures, alterations, additions, repairs, improvements and/or appurtenances attached to or built into, on, or about the Demised Premises prior to or during the term hereof (including, without limitation, machinery, drills and other tools, snow removal equipment, landscaping equipment, seats, concession stands, projection equipment, sound equipment, screens and all other equipment), whether by Landlord at its expense or at the expense of Tenant, or by Tenant at its expense, or by previous occupants of the Demised Premises, shall be and remain part of the Demised Premises and shall not be removed by Tenant at the end of the Lease Term, unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord pursuant to the provisions of Section 20.2 or Article 9 of this Lease. If Tenant shall fail to complete such removal and repair such damage, Landlord may do so and may charge the cost thereof to Tenant. Such fixtures, alterations, additions, repairs, improvements and/or appurtenances shall include, without limitation, floor coverings, drapes, paneling, molding, doors, kitchen and dishwashing fixtures and equipment, plumbing systems, electrical systems, lighting systems, silencing equipment, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio, telegraph and television purposes, and any special flooring or ceiling installations.

     20.5 LANDLORD'S ACTIONS ON DEMISED PREMISES. Tenant hereby waives all claims against Landlord with respect to Landlord's removal as herein provided and same shall not constitute forcible entry.



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

     20.6 EQUIPMENT FINANCING. Tenant shall be permitted to obtain or place equipment financing on any of Tenant's equipment, personalty, trade fixtures and/or any other article(s) of personal property. In connection therewith, Landlord, at no cost to Landlord, shall enter into such "waiver of lien" or other similar, commercially reasonable agreements with respect to such equipment financing.

                                   ARTICLE 21

                            MISCELLANEOUS PROVISIONS

     21.1 SEVERABILITY. It is agreed that if any provision of this Lease shall be determined to be void by a court of competent jurisdiction, then such determination shall not affect any other provision of this Lease or portion thereof and all such other provisions shall remain in full force and effect.

     21.2 ENTIRE AGREEMENT It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease contains all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Demised Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease. Notwithstanding the foregoing, nothing contained in this Lease shall be deemed to limit, restrict or effect the provisions of the contract of sale or other related documents between Landlord and Tenant which by their terms were to survive the closing of the purchase of the Demised Premises by Landlord from Tenant. This Lease has been negotiated and shall not be construed against the party who caused the first draft to be undertaken. This Lease may not be modified or amended nor any of its terms waived except by a writing executed by Landlord and Tenant and if required pursuant to applicable documents, any lender or ground lessor of Landlord.

     21.3 COMPLIANCE WITH LAW, INSURANCE REQUIREMENTS, ETC.

     Tenant, at its sole cost and expense, will comply, or cause compliance with:

     (a) all provisions of any insurance policy covering or applicable to the Demised Premises or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the New York Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Demised Premises or any part thereof or any use or condition of the Demised Premises or any part thereof;



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

     (b) all laws, statutes, codes, acts, ordinances, orders, permits, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements (including, without limitation, those relating to the protection of the environment and the Americans with Disabilities Act) of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, which now or at any time hereafter may be applicable to the Demised Premises or any part thereof, or any of the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways, or any use or condition of the Demised Premises or any part thereof (collectively, "Legal Requirements");

     (c)  all  restrictions,   easements,  reciprocal  easement  agreements  and
covenants now or hereafter of record and affecting all or any portion of the Demised Premises (collectively, "Restrictions"); and

     (d) the provisions of any underlying or ground lease or mortgage or deed of trust now or hereafter affecting all or any portion of Landlord's interest in the Demised Premises.

The Tenant's obligation, at its sole cost and expense, to comply with the provisions of (a)-(d) above is absolute whether or not compliance therewith shall require structural changes or replacements in or interference with the use and enjoyment of the Demised Premises or any part thereof and whether or not such compliance could be foreseen or is unforeseen, ordinary or extraordinary. Tenant's obligations shall include any defects or other items that may need correction as of the date hereof or which may have resulted from defective construction or design of the Demised Premises.

     21.4 LATE CHARGES Tenant hereby acknowledges that late payment by Tenant to Landlord of Minimum Annual Rent, Additional Rent and/or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which are extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Demised Premises. Accordingly, if any installment of Minimum Annual Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five business (5) days of the date due, then (and without prejudice to Landlord's rights and remedies in respect of such default) Tenant shall pay to Landlord a late charge equal to five percent (5%) of such amount overdue plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay rent and/or other charges when due hereunder. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Tenant hereby agrees that if Tenant is subject to a late charge for two (2) months and if Landlord shall permit the cure of such defaults, Minimum Annual Rent for the remainder of the term shall automatically be adjusted to be payable quarterly, in advance, commencing upon the first day of the month following such second late month on a quarterly basis in advance. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the five percent (5%) late charge described above,


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

any rents or other amounts owing hereunder which are not paid within five (5) days after the date they are due shall thereafter bear interest until paid at a rate per annum equal to the lesser of the prime rate as announced from time to time in the WALL STREET JOURNAL (the "Prime Rate") plus seven percent (7%) per annum or the highest rate permitted by applicable law. If such Prime Rate is no longer published, Landlord shall have the right to substitute a replacement index that in Landlord's good faith determination is reasonably similar to the Prime Rate.

     21.5 SALE OF DEMISED PREMISES BY LANDLORD. Each conveyance by Landlord or Landlord's successor of its interest in the Demised Premises prior to expiration or termination hereof shall be subject to this Lease and shall relieve the grantor of any further obligations or liability as Landlord, except if such obligations or liability arose prior to the date of such conveyance. Tenant hereby agrees to attorn to Landlord's successors in interest, whether such interest is acquired by sale, transfer, foreclosure, deed in lieu of foreclosure or otherwise.

     21.6 HOLDOVER BY TENANT. If Tenant holds over after the Lease Term, with or without the consent of Landlord, the Minimum Annual Rent during the period of such holdover shall be 200% of the Minimum Annual Rent due immediately prior thereto and all Additional Rent shall continue to be due and payable as set forth in this Lease. At Landlord's option, Landlord may deem such holdover to be a month-to-month tenancy at such increased rental subject to every other term, covenant and agreement contained herein. Nothing contained in this Section 21.6 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Demised Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. If Tenant fails to surrender the Demised Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall indemnify and hold Landlord harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender or any losses occasioned by the loss of any prospective succeeding tenant.

     21.7 QUIET ENJOYMENT. Upon Tenant paying the Minimum Annual Rent, all Additional Rent and all other charges payable hereunder and performing all of Tenant's covenants, agreements and obligations under this Lease, Tenant may peacefully and quietly enjoy the Demised Premises during the Lease Term as against all persons or entities lawfully claiming by or through Landlord, subject, however, to the provisions of this Lease and to any present or future mortgages or ground or underlying leases of all or any portion of the Demised Premises and to any present or future Restrictions and Legal Requirements.

     21.8 ENTRY BY LANDLORD. Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Demised Premises to: (i) inspect them; (ii) show the Demised Premises to prospective or existing purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Demised Premises or the Building. Notwithstanding anything to the contrary contained in this Section 21.8, Landlord may (but shall not be obligated to) enter the Demised Premises at any time to (i) take possession due to any breach of this Lease in the manner provided herein; (ii) perform any covenants of Tenant which Tenant fails to perform and (iii) correct (in whole or part) or otherwise deal with any emergency situation. Landlord may make any such entries without the abatement of rent and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Demised Premises, and any other loss occasioned thereby. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors and/or gain access in and to the Demises Premises, including, but not limited to, taking such action which might be considered to be an unlawful entry into the Building under other circumstances, as well as, the breaking down of doors or other barriers prohibiting or impeding access to the Building. Any entry into the Demised Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Demised Premises, or an actual or constructive eviction of Tenant from any portion of the Demised Premises.

     21.9 CUMULATIVE RIGHTS The various rights, options, elections, powers and remedies of Landlord contained in this Lease shall be construed as cumulative and no one of them shall be exclusive of any of the others, or of any other legal or equitable remedy which Landlord might otherwise have as against Tenant in the event of breach or default in the terms hereof, and the exercise of one right or remedy by Landlord shall not impair its right to any other right or remedy until all obligations imposed upon Tenant have been fully performed.

     21.10 TIME Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

     21.11 RELATIONSHIP OF PARTIES Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, and neither the method of computation of rent nor any other provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

     21.12 EXCULPATION The obligations of Landlord under this Lease do not constitute personal obligations of Landlord, and Tenant shall look solely to Landlord's interest in the Demised Premises and any proceeds derived therefrom and to no other assets of Landlord for satisfaction of to this Lease and shall not seek any liability with respect nor against any of its personal recourse against Landlord herein assets for such satisfaction. In no event shall any officer, director, shareholder, member, manager, trustee, agent or representative of Landlord or any of its lenders be liable hereunder. The foregoing shall not be deemed in any way to impose any obligations on Landlord. In particular, and without implied limitation, Landlord shall not be liable for the failure, seizure or similar circumstance of any financial institution in which Landlord shall have deposited sums on account of this Lease or Tenant (for example, without implied limitation, tax escrow deposits and insurance or condemnation proceeds) regardless whether or not such financial institution shall be affiliated with Landlord and whether or not the sums on deposit shall have exceeded the maximum amount covered by any applicable federal or other insurance.

     21.13 MEMORANDUM OF LEASE. At the request of either Landlord or Tenant at any time after the date of this Lease, and at the sole cost and expense of Tenant, the parties shall execute, acknowledge and deliver a short form "memorandum of lease" suitable for recording.



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

     21.14 NOTICES. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified mail, postage prepaid, return receipt requested, or delivered personally or by established overnight delivery service, (i) to Tenant at the appropriate address set forth in Article I of this Lease, or to such other place as Tenant may from time to time designate in a Notice to Landlord, with a copy to Tenant's attorneys, Donovan & Giannuzzi, 405 Park Avenue, Suite 1104, New York, New York 10022, Attention: Nicholas T. Donovan, Esq.; or (ii) to Landlord at the appropriate address set forth in Article I of this Lease, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant, with a copy to Mark H. Lundy, Vice President, 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021. Any Notice will be deemed given three business (3) days after the date it is mailed as provided in this Section 21.14, upon the date personal delivery is made or upon the next business day following deposit with an established overnight delivery service. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor a copy of any notice sent to Landlord hereunder alleging a default under the terms of this Lease.

     21.15 SUCCESSORS. The Lease and all of the covenants and conditions herein contained shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and other successors in interest of each of the parties; provided that the foregoing shall not be deemed to permit any assignment or sublease under this Lease not otherwise expressly permitted by the terms hereof.

     21.16 CAPTIONS The titles or captions in this Lease are for reference purposes only and have no effect upon the construction or interpretation of any part hereof. The use herein of the singular includes the plural and vice versa, and the use herein of the neuter gender includes the masculine and the feminine and vice versa, whenever and wherever the context so requires.

     21.17 JOINT AND SEVERAL If there is more than one Tenant, the obligations imposed upon Tenant under this lease shall be joint and several.

     21.18 AUTHORITY. If Tenant is a corporation, partnership, limited liability company or other entity, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in its jurisdiction of organization and the State(s) in which the Demised Premises are located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

     21.19 ATTORNEY'S FEES. If Landlord commences litigation against Tenant for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder or otherwise retains counsel in connection with the enforcement or interpretation of this Lease, Tenant shall be liable for and shall immediately reimburse Landlord for all such costs and attorneys' fees as may have been incurred. Further, if for any reason Landlord consults legal counsel or otherwise incurs any costs or expenses as a result of its rightful attempt to enforce the provisions of this Lease, even though no litigation is commenced, or if commenced is not pursued to final judgment, Tenant shall be obligated to pay to Landlord, in addition to all other amounts for which Tenant is obligated hereunder, all of Landlord's reasonable costs and expenses incurred in connection with any such acts, including reasonable attorneys' fees.

     21.20 WAIVER OF JURY TRIAL. To the fullest extent permitted by law, Tenant hereby waives any right to a trial by jury in any litigation where Tenant and Landlord are parties.

     21.21 GOVERNING LAW. This Lease shall be construed and enforced in accordance with the internal laws of the State where the Demised Premises are located.

     21.22 BROKERS. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who would be entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing an account of the indemnifying party's dealings with any real estate broker or agent other than that specified herein.

     21.23 MECHANICS' LIENS. Tenant shall keep the Demised Premises free from any mechanics', materialmen's or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Landlord shall have the right at all times to post and keep posted on the Demised Premises any notices which it deems necessary for protection from such liens. If any such liens are filed and are not released of record by payment or posting of a proper bond within ten
(10) days after such filing, Landlord may, without waiving its rights and remedies based on such breach by Tenant and without releasing Tenant from any obligations hereunder, cause such liens to be released by any means it shall deem proper, including payment of the claim giving rise to such lien in which event all amounts paid by Landlord shall immediately be due to Landlord by Tenant.

     21.24 NO DISCRIMINATION. Tenant covenants by and for itself, its heirs, executors, successors, administrators and assigns, and all persons claiming under or through Tenant, that this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, sex, sexual orientation, religion, marital status, ancestry, disability or national origin in the leasing, subleasing, transferring, use or enjoyment of the Demised Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of patrons, invitees, tenants, lessees, sublessees, subtenants or vendees in the Demised Premises.

     21.25 BANKRUPTCY PROTECTIONS. A. Tenant warrants and represents that it is solvent as of the date hereof and that this Lease and the sale/leaseback of which it is a part shall not render Tenant insolvent. Tenant warrants and represents that there is no monetary or other material default existing under any of its corporate level indebtedness or under any of its or its subsidiaries' leases. Tenant warrants and represents that this transaction is a bona fide


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

third party transaction and is being made for fair value. Tenant warrants and represents that this transaction is a bona fide sale-leaseback transaction and does not constitute a joint venture, partnership or mortgage/lending relationship.

     B. As a material inducement for Landlord to enter into this Lease (and the sale/leaseback of which it is a part and without which Landlord would not have entered into this transaction with Tenant) Tenant hereby (i) to the fullest extent permitted by applicable law, waives any right to reject all or any part of this Lease or Tenant's obligations hereunder, (ii) to the fullest extent permitted by applicable law and in the event (i) above is not enforceable, waives any provision or ability to extend the minimum period within which Tenant shall have to assume or reject this Lease, and (iii) agrees that in the event of an assignment by Tenant out of or pursuant to the bankruptcy or similar proceeding of Tenant, the proposed assignee shall not be deemed creditworthy and Landlord shall be entitled to reject the proposed assignee unless (x) such proposed assignee has a net worth (certified by independent auditors and determined in accordance with Generally Accepted Accounting Principles) equal to or exceeding $1 Billion or (y) such proposed assignee shall post a security deposit (or irrevocable letter of credit acceptable to Landlord) with Landlord equal to two year's worth of Minimum Annual Rent then in effect.

     21.26 ENVIRONMENT. (a) Tenant covenants, represents and warrants (i) that the Demised Premises does not contain and will not contain (A) asbestos in any form; (B) urea formaldehyde foam insulation; (C) transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls (PCB's); (D) fuel oil, gasoline, other petroleum products or by-products, (E) lead-based paint or (F) any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous, controlled or toxic substances, or any pollutant or contaminant, or related materials defined in or controlled pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation; or which, even if not so regulated, may or could pose a hazard to the health or safety of the occupants of the Demised Premises or surrounding properties or the owners of the Demised Premises or surrounding properties (the substances described in (A), (B), (C), (D), (E) and (F) above are referred to collectively herein as "Hazardous Materials"), (ii) that the Demised Premises and any buildings and other improvements and additions previously, now or hereafter located thereon, are not now being used nor have ever been used and will never be used for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials whether by Tenant, any prior owner of the Demised Premises or any tenant or prior tenant of the Demised Premises; (iii) that there has never been any Hazardous Materials Release (as defined below in this section) on, from or affecting the Demised Premises; (iv) that none of the Demised Premises, any previous owner of the Demised Premises, nor Tenant are subject to any past, existing, pending, or threatened notice, summons, citation, directive, investigation, litigation, proceeding, inquiry, lien, encumbrance or restriction, settlement, remedial, response, cleanup or closure arrangement or any other remedial obligations by or with any governmental authority (collectively "Regulatory Actions") under, or are in violation of, any applicable laws, rules, regulations or orders pertaining to health, the environment or Hazardous Materials; and (v) that none of the Demised Premises and any buildings and other improvements and additions previously or now located thereon have ever been used or will ever be used as an industrial or manufacturing facility or as a petroleum storage, refining or distribution facility or terminal, or a gasoline station, whether by Tenant, any prior owner or any tenant or prior tenant of the Demised Premises. Tenant does not know and has no reason to know of any violation of the foregoing representations, warranties and covenants.

     (b) Tenant represents, warrants and covenants that with respect to the Demised Premises and any buildings and other improvements and additions thereon, Tenant (i) shall comply with and ensure compliance by all subtenants, invitees, patrons and other persons with all applicable laws, rules and regulations or orders pertaining to health, the environment or Hazardous Materials, (ii) shall not store, utilize, generate, treat, transport or dispose (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Demised Premises, (iii) shall ensure that all permitted subleases of the Demised Premises contain agreements requiring the subtenant's compliance with the requirements of the foregoing clauses (i) and (ii); and (iv) shall cause any subtenant, licensee, concessionaire or other person or entity using and/or occupying any part of the Demised Premises to comply with the representations, warranties and covenants contained in this Section.

     (c) In the event of any storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials on the Demised Premises or in the event of any Hazardous Materials Release whatsoever or howsoever occurring (except to the extent that same arises solely as a result of the willful misconduct or gross negligence of Landlord or its authorized agents, contractors or employees), Tenant shall as soon as is possible, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply with the laws, rules, regulations or orders of such authority, all at the sole cost and expense of Tenant, including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials, on, from or affecting the Demised Premises. If Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within any reasonable cure period set by Landlord, or within the cure period permitted under the applicable regulation or order, whichever period expires first, the same shall constitute a default hereunder without right of further notice or grace period, and Landlord shall have the right, at its sole option but with no obligation, to do whatever is necessary to eliminate such Hazardous Materials from the Demised Premises or otherwise comply with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the cost thereof shall be and become immediately due and payable without notice by Tenant to Landlord. In addition to and without limiting Landlord's rights pursuant to this Lease, Tenant shall give to Landlord and its agents and employees access to the Demised Premises and all buildings and other improvements and additions thereon for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with applicable laws, rules, regulations or orders, acting either in its own name or in the name of Tenant pursuant to this Section.

     (d) Tenant shall defend, indemnify and save Landlord and Landlord's Affiliates harmless from, against, for and in respect of, any and all damages,


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

losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, fees and disbursements of attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to any "Environmental Liabilities" (as defined below) in connection with the Demised Premises or any buildings previously, now or hereafter located thereon. For purposes of this indemnification clause, "Environmental Liabilities" shall include all costs and liabilities with respect to the past, present or future presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a "Hazardous Materials Release"), including without limitation, (i) cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Demised Premises relating to the foregoing and (ii) injury to person or property in any manner related to a Hazardous Materials Release on, near or from the Demised Premises or otherwise related to environmental matters on or near the Demised Premises. Hazardous Materials Release shall also include by means of any contamination, leaking, corrosion or rupture of or from underground or above ground storage tanks, pipes or pipelines. Landlord shall have the right to undertake, control and conduct, through counsel of its own choosing and at the sole cost and expense of Tenant, the conduct and settlement of any claim giving rise to indemnification hereunder, and the Tenant shall cooperate with the Landlord in connection therewith

     (e) Tenant shall promptly notify Landlord in writing of the occurrence of any Hazardous Materials Release or any pending or threatened Regulatory Actions, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from, the Demised Premises, or any buildings or other improvements or additions previously, now or hereafter located thereon and shall promptly furnish Landlord with copies of any correspondence or legal pleadings or documents in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Demised Premises.

     (f) The liability of Tenant to Landlord pursuant to, by reason of or arising from the representations, warranties, covenants and indemnities provided for this Section is unlimited and shall survive the expiration of the term of this Lease.

     (g) Tenant covenants, represents and warrants that to the best of its knowledge and belief, the Demised Premises, and any buildings and other improvements and additions previously, now or hereafter located thereon, do not now and never have, contained any underground or aboveground storage tanks, pipes or pipelines for the storage or transportation of Hazardous Materials, including without limitation, heating oil, fuel oil, gasoline and/or other petroleum products, whether such tanks are in operation, not operational, closed, removed or abandoned. Without limiting the generality of the foregoing,

Tenant is in full compliance with all registration and other requirements of 42 USC ss. 6991, "Regulation of Underground Storage Tanks" and all federal, state and local laws and regulations implementing the provisions of such act.

     (h) The provisions of this Section 21.27 are in addition to and not intended to limit (i) any representations, warranties, covenants, agreements and indemnities concerning the environment by Tenant in favor of Landlord in the contract of sale between the parties relating to Landlord's acquisition of the Demised Premises from Tenant or in any other documents related thereto and (ii) the provisions of applicable law and pursuant to which Landlord and Tenant acknowledge and agree that Tenant shall at all times be deemed to be the "operator" of the Demised Premises and to bear the primary responsibility under applicable law. Tenant acknowledges and agrees that Landlord has never occupied or operated at the Demised Premises and that Landlord acquired the Demised Premises directly from Tenant and therefor it is appropriate for Tenant to undertake all of the environmental responsibilities at the Demised Premises regardless of how or when such responsibilities arise or arose.

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the day and year first above written.

                 LANDLORD:

                 OLP BROOKLYN PAVILION LLC
                 By:   OLP-MTC Holdings LLC, Sole Member

                       By:  OLP Movies LLC, its Managing Member

                          By: One Liberty Properties, Inc., Sole Member

                                  By:   /s/ Mark H. Lundy
                                     -------------------------------------------
                                  Mark H. Lundy
                                  Vice President




                 TENANT:

                 PRITCHARD SQUARE CINEMA LLC


                 By:   /s/ Norman Adie
                    ------------------------------------------------------------
                    Name:
                    Title:

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




                                    EXHIBIT A

                    Legal Description of the Demised Premises

























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